As filed with the Securities and Exchange Commission on April 17 , 202 4
Registration No. 333- 278858

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY
(Exact name of registrant as specified in its charter)

Connecticut
(State or other jurisdiction of incorporation or organization)

71-0294708
(I.R.S. Employer Identification No.)

 One Orange Way, C2N, Windsor, Connecticut 06095-4774, 1(800) 584-6001
(Address, including zip code, and telephone number, including are code, of registrant’s principal executive offices)

  Ian Macleod , Counsel
Security Life Of Denver Insurance Company
As administrator for Voya Retirement Insurance and Annuity Company
1475 Dunwoody Drive , West Chester, PA 19380
(763) 342-9164

(Name, address, including zip code, and telephone number, including area code, of agent for service)

We request acceleration of the effective date of this Registration Statement to May 1, 202 4 .
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  ☐
Large accelerated filer  ☐ Accelerated Filer  ☐
Non-accelerated filer  ☑  (Do not check if a smaller reporting company) Smaller reporting company  ☐

CALCULATION OF THE REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered*	Proposed maximum offering price per unit*	Proposed maximum aggregate offering price	Amount of registration fee*
		N/A	$1,000,000.00	$1 47 . 6 0

* The proposed maximum aggregate offering price is estimated solely for the purpose of determining the registration fee.  The amount to be registered and the proposed maximum offering price per unit are not applicable as these securities are not issued in predetermined amounts or units.

PART I
INFORMATION REQUIRED IN PROSPECTUS

Voya Select Rate
Single Premium Deferred Modified Guaranteed Annuity Contracts

Issued By Voya Retirement Insurance and Annuity Company

This prospectus sets forth the information you ought to know before investing.  You should keep the prospectus for future reference.  Additional information has been filed with the Securities and Exchange Commission (“SEC”) and is available upon written or oral request without charge.  The Contract will no longer be available for purchase after May 31, 2018.

The SEC maintains a web site (www.sec.gov) that contains material incorporated by reference, and other information about us, which we file electronically.  The reference number assigned to this prospectus is 333- 278858 .

How to reach us…
Customer Service
Call:	(8 77 ) 8 86 -5 0 50
Write:	P.O. Box 981332 , Boston , MA 02298
Visit:	c ustomer .resolutionlife.us

The allocation options available under the Contract are Guarantee Periods.  A Guarantee Period is equal to one or more Contract Years during which a declared Guarantee Period Interest Rate is guaranteed to be credited to the Single Premium or Accumulation Value, as applicable.  See page .  The following Guarantee Periods are currently available:
Initial Guarantee Periods	Guarantee Periods for Renewals
5 to 10 years (5, 6, 7 etc.)	1 year
You select the Initial Guarantee Period for the Single Premium.
We automatically apply the Accumulation Value to the 1-year Guarantee Period at the end of the Initial Guarantee Period, or each succeeding Guarantee Period, as applicable, until you give us alternative instructions.

IMPORTANT NOTE: For Contracts issued in Minnesota, the Initial Guarantee Period is limited to 5 years or less if the Owner is age 76 to 80.

The SEC has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

NOTE:  FDIC/NCUA INSURED; A DEPOSIT OF A BANK; BANK GUARANTEED; OR INSURED BY ANY FEDERAL GOVERNMENT AGENCY.  MAY LOSE VALUE.

RIGHT TO EXAMINE AND RETURN THIS CONTRACT PERIOD:  You may return the contract within 10 days of its receipt (or longer as state law may require or when issued as a replacement contract).  If so returned, we will promptly pay you the Accumulation Value, adjusted for any Market Value Adjustment, where permitted.  See page .

PLEASE REFER TO PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF THE RISK FACTORS ASSOCIATED WITH THE CONTRACT.

EXCHANGES:  Your agent should only recommend an exchange (replacement) if it is in your best interest and only after evaluating your personal and financial situation and needs, tolerance for risk and financial ability to pay for the contract.

May 1, 202 4

Contents

Contents2
Summary – Contract Charges and Risk Factors5
Voya Retirement Insurance and Annuity Company6
Charges7
The Annuity Contract9
Guarantee Periods and Market Value Adjustment
Surrender and Withdrawals
Death Benefit
Annuity Payments and Annuity Plans
Other Important Information
Federal Tax Considerations

Glossary
This glossary defines the special terms used throughout the prospectus.  A special term used in only one section of the prospectus is defined there.  The page references are to sections of the prospectus where more information can be found about a special term.

Accumulation Value – On the Contract Date, the Single Premium less any premium tax, if applicable.  At the end of each day thereafter, the Accumulation Value equals the Accumulation Value as of the end of the preceding day plus the interest, if any, pursuant to the Guaranteed Period Interest Rate, which is credited from the end of the previous day to the end of the current day, minus the amount of any Withdrawals or Surrender, adjusted for any applicable Market Value Adjustment, and less any applicable Surrender Charge, at the end of the current day on which the Withdrawal is taken or a Surrender occurs.  See page .

Annuitant – The individual designated by you and upon whose life Annuity Payments will be based.  There may be two Annuitants.  See page .

Annuity Commencement Date – The date on which Annuity Payments commence.

Annuity Payments – Periodic payments made by us to you or, subject to our consent in the event the payee is not a natural person, to a payee designated by you.

Annuity Plan – An option elected by you, or the contractually designated default option if none is elected, that determines the frequency, duration and amount of the Annuity Payments.  See page .

Beneficiary – The individual or entity you select to receive the Death Benefit.  See page .

Business Day – Any day that the New York Stock Exchange (“NYSE”) is open for trading, exclusive of federal holidays, or any day the SEC requires that mutual funds, unit investment trusts or other investment portfolios be valued.

Cash Surrender Value – The amount you receive upon Surrender of this Contract, which equals the Accumulation Value, as adjusted for any applicable Market Value Adjustment, minus any applicable Surrender Charges.  See page .

Company, we, our or us – Voya Retirement Insurance and Annuity Company, a stock company domiciled in Connecticut.  See page .

Company Death Benefit Rate – The effective annual interest rate that we will credit to the Death Benefit from the date of death until the Death Benefit is paid.  See page .

Contingent Annuitant – The individual who is not an Annuitant and will become the Annuitant if all named Annuitants die prior to the Annuity Commencement Date and the Death Benefit is not otherwise payable.  See page 10.

Contract – This single premium modified guaranteed annuity contract.

Contract Anniversary – The same day and month each year as the Contract Date.  If the Contract Date is February 29th, in non-leap years, the Contract Anniversary shall be March 1st.

Contract Date – The date on which this Contract becomes effective.

Contract Year – The period beginning on a Contract Anniversary (or, in the first Contract Year only, beginning on the Contract Date) and ending on the day preceding the next Contract Anniversary.

Death Benefit – The amount payable to the Beneficiary upon death of any Owner (or, if the Owner is not a natural person, upon the death of any Annuitant) prior to the Annuity Commencement Date.  See page .

Endorsements – Attachments to this Contract that add, change or supersede its terms or provisions.

Guarantee Period – A period equal to one or more Contract Years during which the Guarantee Period Interest Rate we declare is guaranteed to be credited to the Accumulation Value.  See page .

Guarantee Period Interest Rate – The effective annual interest rate that we will credit to the Accumulation Value for a specified Guaranteed Period.  The rate for each Guarantee Period will be declared in advance by us, and, except as otherwise provided in the Contract, will apply for the duration of the Guarantee Period.  See page .

Hospital or Nursing Home – A hospital or skilled care or intermediate care nursing facility, operating as such according to applicable law and at which medical treatment is available on a daily basis.  This does not include a rest home or other facility whose primary purpose is to provide accommodations, board or personal care services to individuals who do not need medical or nursing care.  See page .

Initial Guarantee Period – The Guarantee Period selected by you for the Single Premium.  See page .

Initial Guarantee Period Interest Rate – The Guarantee Period Interest Rate that we will credit to the Accumulation Value for the Initial Guarantee Period.  See page .

Interest Withdrawal Amount – The interest earned, if any, during the prior 12 months and not previously withdrawn.  We will waive the Market Value Adjustment and Surrender Charge on the portion of a Withdrawal representing an Interest Withdrawal Amount.  If you subsequently Surrender your Contract, any Market Value Adjustments and Surrender Charges previously waived as a result of any Interest Withdrawal Amounts taken in the same Contract Year as the Surrender will be deducted from, or if applicable, added to the Accumulation Value. Additionally, we will apply the current Market Value Adjustment and Surrender Charge at the time of the Surrender.  See pages and , respectively.

Irrevocable Beneficiary – A Beneficiary whose rights and interests under this Contract cannot be changed without his, her or its consent.  See page .

Joint Owner – An individual who, along with another individual Owner, is entitled to exercise the rights incident to ownership.  Both Joint Owners must agree to any change or the exercise of any rights under the Contract.  The Joint Owner may not be an entity and may not be named if the Owner is an entity.  See page .

Market Value Adjustment (“MVA”) – An adjustment to certain Withdrawals or a Surrender that may increase, decrease or have no impact on the amount paid to you.  See page .  Additionally, the MVA will apply to the Accumulation Value on the date of death in regard to the Death Benefit, or the date the Accumulation Value is applied to an Annuity Plan, but only if the MVA is positive and would result in an increase to the Accumulation Value.  See pages and , respectively.  A Surrender Charge may also apply to certain Withdrawals or to a Surrender.  See page .

Notice to Us – Notice made in a form that: (1) is approved by, or is acceptable to, us; (2) has the information and any documentation we determine in our discretion to be necessary to take the action requested or exercise the right specified; and (3) is received by our Customer Service at the address specified on page .  Under certain circumstances, we may permit you to provide Notice to Us by telephone or electronically.

Owner – The individual (or entity) who is entitled to exercise the rights incident to ownership.  The terms “you” or “your,” when used in this prospectus, refer to the Owner.  See page .

Proof of Death – The documentation we deem necessary to establish death including, but not limited to: (1) a certified copy of a death certificate; (2) a certified copy of a statement of death from an attending physician; (3) a finding of a court of competent jurisdiction as to the cause of death; or (4) any other proof that we deem in our sole discretion to be satisfactory to us.  See page .

Qualifying Medical Professional – A legally licensed practitioner of the healing arts who: (1) is acting within the scope of his or her license; (2) is not a resident of your household or that of the Annuitant; and (3) is not related to you or the Annuitant by blood or marriage.

Right to Examine and Return this Contract Period – The period of time during which you have the right to return the Contract for any reason, or no reason at all, and receive the Accumulation Value, adjusted for any MVA, which may be more or less than the Single Premium paid.  See page .

Single Premium – The single payment you make to us to put this Contract into effect.  See page .

Surrender – A transaction in which the entire Cash Surrender Value is taken from the Contract.  See page .

Surrender Charge – A charge applied to certain Withdrawals and to a Surrender during the Initial Guarantee Period and will reduce the amount paid to you.  See page .  A MVA may also apply to certain Withdrawals and to a Surrender and increase, decrease or have no impact on the amount paid to you.  See page .

Tax Code – The Internal Revenue Code of 1986, as amended.

Terminal Condition – An illness or injury that results in a life expectancy of 12 months or less, as measured from the date of diagnosis by a Qualifying Medical Professional.

Withdrawal – A transaction in which only a portion of the Cash Surrender Value is taken from the Contract.  See page .

Summary – Contract Charges and Risk Factors

Surrender Charges
You will pay no charges in buying or owning the Contract.  A Surrender Charge will apply to certain Withdrawals and to a Surrender, but only during the Guarantee Period you select for the Single Premium (which we refer to as the Initial Guarantee Period), according to the schedule below.  The rate of the Surrender Charge is a percentage of the Accumulation Value being withdrawn that diminishes each Contract Year.  The length of time the Surrender Charge will apply varies with the duration of the Initial Guarantee Period.  The Surrender Charge is deducted from the Accumulation Value.

Guarantee	Surrender Charge Schedule – Contract Year
Period	1	2	3	4	5	6	7	8	9	10
5	8%	7%	6%	5%	4%	0	0	0	0	0
6	8%	7%	6%	5%	4%	3%	0	0	0	0
7	8%	7%	6%	5%	4%	3%	2%	0	0	0
8	8%	7%	6%	5%	4%	3%	2%	1%	0	0
9	8%	7%	6%	5%	4%	3%	2%	1%	0	0
10	8%	7%	6%	5%	4%	3%	2%	1%	0	0

The Surrender Charge schedule does not restart when your Contract renews into another Guarantee Period.  You will pay no Surrender Charge once the Surrender Charge is zero after the first time your Contract renews into another Guarantee Period.  We will deduct any Surrender Charge after the MVA is applied.  See page .  A charge for premium taxes may also be deducted.  See page .

Risk Factors
Purchasing the Contract involves certain risks as noted below.  You should also carefully consider your personal tax situation before you purchase a Contract.  See page  for a general discussion of the federal income tax treatment of the Contract.

Liquidity Risk – The Contract is designed for long-term investment and should be held for the length of the Initial Guarantee Period or the Guarantee Period, as applicable.  The Interest Withdrawal Amount provides some liquidity.  However, if you withdraw more than the Interest Withdrawal Amount, a Surrender Charge may apply during the Initial Guarantee Period, which in combination with the MVA, could result in the loss of principal and earnings.  Because the Contract provides only limited liquidity during the Surrender Charge period, it is not suitable for short-term investment.

You may request a Withdrawal or Surrender the Contract by providing Notice to Us at any time prior to the Annuity Commencement Date.  Notice to Us that is received before the close of business on any Business Day will be processed the same day; otherwise, the Withdrawal or Surrender will be taken as of the close of business on the next Business Day.  We will generally pay the Cash Surrender Value within seven days of receipt of Notice to Us.  We reserve the right in the Contract to defer paying a Withdrawal or the Cash Surrender Value (except for Contracts issued in Arizona) for up to 6 months after we receive your request, contingent upon written approval of the insurance supervisory official in the jurisdiction in which the Contract is issued.

Surrender Charge Risk during the Initial Guarantee Period – A Surrender Charge may apply to certain Withdrawals or a Surrender during the Initial Guarantee Period only.  The Surrender Charge is designed to recover the costs we incur in selling the Contract if you request a Withdrawal or Surrender that is too early.  Any Surrender Charge, in combination with the MVA, could result in the loss of principal and earnings.  You bear the risk that you may receive less than your Single Premium.

Interest Rate Risk and the Market Value Adjustment – The declared interest rate the Company offers may be as low as 0% for some Contracts.  A MVA will apply to certain Withdrawals or a Surrender prior to the end of any Guarantee Period.  See page .  We use the MVA to protect us from the risk that we will suffer a loss should we need to liquidate the investments we use to support the Guarantee Period Interest Rate in order to pay you the amount requested.  The MVA may be negative, positive or result in no change.  The MVA is generally negative when interest rates in the current market are higher than at the beginning of the Guarantee Period.  At the time of any transaction involving the Contract, in the event that interest rates in the current market are higher, you bear the risk that you may receive less than your Single Premium.

Investment Risk – The Contract’s investment risk and return characteristics are similar to those of a zero coupon bond or certificate of deposit.  See page .  Accumulation Value maintained through the end of a Guarantee Period provides a fixed rate of return.  The Company guarantees principal and credited interest only when held for the length of the Initial Guarantee Period or the Guarantee Period, as applicable.  Otherwise, a Surrender Charge may apply, which in combination with the MVA, could result in the loss of principal and earnings.  You bear the risk that you may receive less than your Single Premium.

Voya Retirement Insurance and Annuity Company

Organization and Operation
Voya Retirement Insurance and Annuity Company (the “Company,” “we,” “us” and “our”) issues the contracts described in this prospectus and is responsible for providing each contract’s insurance and annuity benefits.  All guarantees and benefits provided under the contracts that are not related to the separate account are subject to the claims paying ability of the Company and our general account.  We are a stock life insurance company organized under the insurance laws of the State of Connecticut in 1976.  Through a merger, our operations include the business of Aetna Variable Annuity Life Insurance Company (formerly known as Participating Annuity Life Insurance Company, an Arkansas life insurance company organized in 1954). Prior to January 1, 2002, the Company was known as Aetna Life Insurance and Annuity Company. From January 1, 2002, until August 31, 2014, the Company was known as ING Life Insurance and Annuity Company.

We are an indirect, wholly owned subsidiary of Voya Financial, Inc. (“Voya”), which until April 7, 2014, was known as ING U.S., Inc.  In May 2013, the common stock of Voya began trading on the NYSE under the symbol “VOYA”.

We are engaged in the business of issuing life insurance and annuities and providing financial services in the United States. We are authorized to conduct business in all states, the District of Columbia, Guam, Puerto Rico and the Virgin Islands. Our principal executive offices are located at:
One Orange Way
Windsor, Connecticut  06095-4774

Product Regulation. Our annuity, retirement and investment products are subject to a complex and extensive array of state and federal tax, securities, insurance and employee benefit plan laws and regulations, which are administered and enforced by a number of different governmental and self-regulatory authorities, including state insurance regulators, state securities administrators, state banking authorities, the SEC, the Financial Industry Regulatory Authority (“FINRA”), the Department of Labor (“DOL”), the IRS and the Office of the Comptroller of the Currency (“OCC”). For example, federal income tax law imposes requirements relating to insurance and annuity product design, administration and investments that are conditions for beneficial tax treatment of such products under the Tax Code. (See page  for further discussion of some of these requirements.) Additionally, state and federal securities and insurance laws impose requirements relating to insurance and annuity product design, offering and distribution and administration. Failure to administer product features in accordance with contract provisions or applicable law, or to meet any of these complex tax, securities, or insurance requirements could subject us to administrative penalties imposed by a particular governmental or self-regulatory authority, unanticipated costs associated with remedying such failure or other claims, harm to our reputation, interruption of our operations or adversely impact profitability.

Separate Account
We allocate to a separate account the Single Premium you make to put this Contract into effect, which we refer to as the Guaranteed Annuity Account (“GAA”).  The GAA is a non-unitized separate account, which means there are no discrete units of ownership of the assets of GAA.  We own the assets held in GAA.  We are not the trustee of these assets.  The income, gains and losses, realized or unrealized, from the assets of GAA shall be credited to or charged against the separate account, without regard to other income, gains or losses of Voya Retirement Insurance and Annuity Company.  The assets of GAA, equal to the reserves and other contract liabilities with respect to the separate account, shall not be chargeable with liabilities arising out of any other business of Voya Retirement Insurance and Annuity Company.

We established and administer GAA according to Section 38a-433 of the Connecticut General Statutes and its related regulations that are applicable.  Although the offering of the Contract is registered with the SEC under the Securities Act of 1933, as amended, we are not required to also register this separate account with the SEC under the Investment Company Act of 1940, as amended.

We intend to invest primarily in investment-grade fixed income securities, including:
•	Securities issued by the U.S. government;
•	Issues of U.S. government agencies or instrumentalities (these issues may or may not be guaranteed by the U.S. government);
•
Debt securities that have an investment grade, at the time of purchase, within the four highest grades assigned by Moody’s Investors Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor’s Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service;

•
Other debt instruments, including those issued or guaranteed by banks or bank holding companies, and of corporations, which although not rated by Moody’s, Standard & Poor’s, or other nationally recognized rating services, are deemed by the Company’s management to have an investment quality comparable to securities that may be purchased as stated above; or

•
Commercial paper, cash or cash equivalents, and other short-term investments having a maturity of less than one year that are considered by the Company’s management to have investment quality comparable to securities, which may be purchased as stated above.

We may invest in futures and options.  We purchase financial futures, related options and options on securities solely for non-speculative hedging purposes.  Should securities prices be expected to decline, we may sell a futures contract or purchase a put option on futures or securities to protect the value of securities held in or to be sold for GAA.  Similarly, if securities prices are expected to rise, we may purchase a futures contract or a call option against anticipated positive cash flow or may purchase options on securities.

We are not obligated to invest the assets attributable to the Contract according to any particular strategy, except as required by Connecticut and other state insurance laws.  The Initial Guarantee Period Interest Rate and Guarantee Period Interest Rate we declare may not necessarily relate to the performance of GAA.

Charges

You pay no charges in buying or owning the Contract.  A Surrender Charge may apply to a Withdrawal or upon Surrender of the Contract.  A charge for premium taxes may also be deducted.

Surrender Charge
During the Initial Guarantee Period only, a Surrender Charge may be deducted from the portion of the Accumulation Value being withdrawn in the following events:
•
A Withdrawal during the Initial Guarantee Period in an amount that is greater than the interest earned, if any, during the prior 12 months and not previously withdrawn, which we refer to as the Interest Withdrawal Amount; or

•	A Surrender of the Contract that occurs outside of the 30-day period following the end of the Initial Guarantee Period.

The Surrender Charge is designed to recover the costs we incur in selling the Contract if you request a Withdrawal or Surrender that is too early.  The rate of the Surrender Charge is a percentage of the Accumulation Value being withdrawn that diminishes each Contract Year.  The length of time the Surrender Charge will apply varies by the duration of the Initial Guarantee Period.  The Surrender Charge is deducted from the Accumulation Value, after the MVA, according to the below schedule:

Guarantee	Surrender Charge Schedule – Contract Year
Period	1	2	3	4	5	6	7	8	9	10
5	8%	7%	6%	5%	4%	0	0	0	0	0
6	8%	7%	6%	5%	4%	3%	0	0	0	0
7	8%	7%	6%	5%	4%	3%	2%	0	0	0
8	8%	7%	6%	5%	4%	3%	2%	1%	0	0
9	8%	7%	6%	5%	4%	3%	2%	1%	0	0
10	8%	7%	6%	5%	4%	3%	2%	1%	0	0

The Surrender Charge schedule will only apply to the Initial Guarantee Period and does not restart when your Contract renews into another Guarantee Period.

No Surrender Charge applies to:
•	The Interest Withdrawal Amount, which is the maximum amount you may withdraw without incurring a Surrender Charge;
IMPORTANT NOTE: If you subsequently Surrender your Contract, any Surrender Charges previously waived as a result of any Interest Withdrawal Amounts taken in the same Contract Year as the Surrender will be deducted from the Accumulation Value.
•	Payment of the Death Benefit;
•	The commencement of Annuity Payments that begin after the first Contract Year; or
•	Any Withdrawal or Surrender after the Initial Guarantee Period ends.

Explanatory Example:
A Contract is purchased with $30,000 of Single Premium.  The Initial Guarantee Period is five years with an annual effective rate of 3% (which we refer to as the Initial Guarantee Period Interest Rate).  After three Contract Years, the Accumulation Value equals $32,782 of which $955 (3% interest on $31,827, accumulated over the prior 12 months) is available at the end of the third Contract Year to withdraw without incurring Surrender Charges.

The Contract has a waiver of Surrender Charge for Extended Medical Care or a Terminal Condition.  Extended Medical Care means confinement in a Hospital or Nursing Home prescribed by a Qualifying Medical Professional.  Terminal Condition means an illness or injury that results in a life expectancy of 12 months or less, as measured from the date of diagnosis by a Qualifying Medical Professional.  For purposes of this waiver:
A Hospital or Nursing Home is defined as a hospital or a skilled care or intermediate care nursing facility:
• Operating as such according to applicable law; and
• At which medical treatment is available on a daily basis.

A Hospital or Nursing Home does not include a rest home or other facility whose primary purpose is to provide accommodations, board or personal care services to individuals who do not need medical or nursing care.

A Qualifying Medical Professional is defined as a legally licensed practitioner of the healing arts who:
• Is acting within the scope of his or her license;
• Is not a resident of your household or that of the Annuitant; and
• Is not related to you or the Annuitant by blood or marriage.

To qualify for a waiver as a result of Extended Medical Care:
•
You (or any Annuitant, if the Owner is a non-natural person) begin receiving Extended Medical Care on or after the first Contract Anniversary and receive such Extended Medical Care for at least 45 days during any continuous 60-day period; and

•
Your request for a Surrender or Withdrawal, together with satisfactory proof of such Extended Medical Care, must be provided by Notice to Us during the term of such Extended Medical Care or within 90 days after the last day that you received Extended Medical Care.

To qualify for a waiver as a result of a Terminal Condition:
•	You (or any Annuitant, if the Owner is a non-natural person) must first be diagnosed by a Qualifying Medical Professional as having a Terminal Condition on or after the first Contract Anniversary; and
•	Your request for a Surrender or Withdrawal, together with satisfactory proof of such Terminal Condition, must be provided by Notice to Us.

We require the proof of Extended Medical Care or a Terminal Condition to be in writing and, where applicable, attested to by a Qualifying Medical Professional.  We reserve the right in the Contract to require a secondary medical opinion by a Qualifying Medical Professional of our choosing.  We will pay for any such secondary medical opinion.

IMPORTANT NOTE:  The waiver of Surrender Charge for Extended Medical Care or a Terminal condition is not available for contracts issued in Iowa, Indiana, Maryland, Massachusetts, North Carolina, Pennsylvania, Texas and Washington.

Any Withdrawal or Surrender of the Contract that is eligible for waiver of the Surrender Charges as a result of Extended Medical Care or a Terminal Condition will remain subject to the MVA, as applicable.  See page .

Overnight Charge
You may choose to have a $20 overnight charge deducted from the net amount of a Surrender or Withdrawal you would like sent to you by overnight delivery service.

Premium Tax and Other Taxes
In certain states, the Single Premium you pay for the Contract is subject to a premium tax.  A premium tax is generally any tax or fee imposed or levied on us by any state government or political subdivision thereof in consideration of your Single Premium received by us.  Currently, the premium tax ranges from zero to 3.5%, depending on your state of residence.  We reserve the right in the Contract to recoup the amount of any premium tax from the Accumulation Value, adjusted for any MVA, if and when:
•	The premium tax is incurred by us; or
•	The Accumulation Value is applied to an Annuity Plan on the Annuity Commencement Date.

We reserve the right in the Contract to change the amount we charge for the premium tax if you change your state of residence.  We do not expect to incur any other tax liability attributable to the Contract.  We also reserve the right to charge for any other taxes as a result of any changes in applicable law.

The Annuity Contract

The Contract described in this prospectus is a single premium deferred modified guaranteed annuity contract.  The Contract is non-participating, which means it will not pay dividends resulting from any of the surplus or earnings of the Company.  The Contract consists of any attached application, amendment or Endorsements that are issued in consideration of the Single Premium paid.  We urge you to read the Contract, which details your rights as the Owner.  The Contract provides a means for you to allocate the Single Premium to a Guarantee Period (which we refer to as the Initial Guarantee Period).  A Guarantee Period is equal to one or more Contract Years during which a declared Guarantee Period Interest Rate is guaranteed to be credited to the Single Premium or Accumulation Value, as applicable.  Initial Guarantee Periods of 5 to 10 years are currently available (5, 6, 7 etc.) for the Single Premium.  At the end of the Initial Guarantee Period, the Contract will automatically renew into another Guarantee Period, until you give us alternative instructions.  The Guarantee Periods available for renewals, where permitted, are limited to 1 year.

Owner
The Owner is the individual (or entity) entitled to exercise the rights incident to ownership.  The Owner may be an individual or a non-natural person (e.g., a corporation or trust).  We require the Owner to have an insurable interest in the Annuitant.  See page .  Two individuals may own the Contract, which we refer to as Joint Owners.  Joint Owners must agree to any changes or exercise of the rights under the Contract.  The Death Benefit becomes payable if any Owner dies prior to the Annuity Commencement Date.  If the Owner is a non-natural person, the Death Benefit becomes payable if any Annuitant dies prior to the Annuity Commencement Date.  See page .  We will pay the Death Benefit to the Beneficiary (see below).

Joint Owner
For Contracts purchased with after-tax money, which we refer to as nonqualified Contracts, Joint Owners may be named in a written request to us at any time before the Contract is in effect.  A Joint Owner may not be an entity, however, and may not be named if the Owner is an entity.  In the case of Joint Owners, all Owners must agree to any change or exercise of the rights under the Contract.  All other rights of ownership must be exercised jointly by both Owners.  Joint Owners own equal shares of any benefits accruing or payments made to them.  In the case of Joint Owners, upon the death of a Joint Owner, we will designate the surviving Joint Owner as the Beneficiary, and the Death Benefit is payable.  See page .  This Beneficiary change will override any previous Beneficiary designation.  All rights of a Joint Owner terminate upon the death of that Owner, so long as the other Joint Owner survives, and the deceased Joint Owner’s entire interest in the Contract will pass to the surviving Joint Owner.  The Death Benefit is either payable to the surviving Joint Owner, or in the case of a surviving Joint Owner who is the spouse of the deceased Joint Owner, will be payable if the surviving Joint Owner dies prior to the Annuity Commencement Date.  See page .

Annuitant and Contingent Annuitant
The Annuitant is the individual upon whose life the Annuity Payments are based.  The Annuitant must be a natural person, who is designated by you at the time the Contract is issued.  There may be two Annuitants.  If you do not designate the Annuitant, the Owner will be the Annuitant. In the case of Joint Owners, we will not issue a Contract if you have not designated the Annuitant.  If the Owner is a non-natural person, an Annuitant must be named.  We require the Owner to have an insurable interest in the Annuitant.  See page .

You may name a Contingent Annuitant.  A Contingent Annuitant is the individual who will become the Annuitant if the named Annuitant dies prior to the Annuity Commencement Date.

Neither the Annuitant nor the Contingent Annuitant can be changed while he or she is still living.  Permitted changes to the Annuitant:
•	If the Owner is an individual, and the Annuitant dies before the Annuity Commencement Date, the Contingent Annuitant, if any, will become the Annuitant, if two Owners do not exist.
•	Otherwise, the Owner will become the Annuitant if the Owner is a natural person.
•	If two individual Owners exist, the youngest Owner will become the Annuitant.
•
The Owner, or joint Owners, must name an individual as the Annuitant if the Owner is age 90 or older (or age 85 or older if the Contract was issued prior to January 3, 2011 or for Contracts issued in Minnesota) as of the date of the Annuitant’s death.  We require the Owner to have an insurable interest in the Annuitant.  See page .

If the Owner is a non-natural person, and any Annuitant dies before the Annuity Commencement Date, we will pay the Death Benefit to the designated Beneficiary (see below).  There are different distribution requirements under the Tax Code for paying the Death Benefit on a Contract that is owned by a non-natural person.  You should consult your tax and/or legal adviser for more information if the Owner is a non-natural person.

Beneficiary
The Beneficiary is the individual or entity designated by you to receive the Death Benefit.  The Beneficiary may become the successor Owner if the Owner, who is a spouse, as defined under federal law, dies before the Annuity Commencement Date.  The Owner may designate a Contingent Beneficiary, who will become the Beneficiary if all primary Beneficiaries die before any Owner (or any Annuitant if the Owner is a non-natural person).  The Owner may designate one or more primary Beneficiaries and Contingent Beneficiaries.  The Owner may also designate any Beneficiary to be an Irrevocable Beneficiary.  An Irrevocable Beneficiary is a Beneficiary whose rights and interest under the Contract cannot be changed without the consent of such Irrevocable Beneficiary.

Payment of the Death Benefit to the Beneficiary:
•	We pay the Death Benefit to the primary Beneficiary (unless there are Joint Owners, in which case the Death Benefit is paid to the surviving Owner(s)).
•	If all primary Beneficiaries die before any Annuitant or any Owner, as applicable, we pay the Death Benefit to any Contingent Beneficiary.
•	If there is a sole natural Owner and no surviving Beneficiary (or no Beneficiary is designated), we pay the Death Benefit to the Owner’s estate.
•	If the Owner is not a natural person and all Beneficiaries die before the Annuitant (or no Beneficiary is designated), the Owner will be deemed to be the primary Beneficiary.
•	One or more individuals may be a Beneficiary or Contingent Beneficiary.
•
In the case of more than one Beneficiary, we will assume any Death Benefit is to be paid in equal shares to all surviving Beneficiaries in the same class (primary or contingent), unless you provide Notice to Us directing otherwise.

We will deem a Beneficiary to have predeceased the Owner if:
•	The Beneficiary died at the same time as the Owner;
•	The Beneficiary died within 24 hours after the Owner’s death; or
•	There is insufficient evidence to determine that the Beneficiary and Owner died other than at the same time.

The Beneficiary may decide how to receive the Death Benefit, subject to the distribution requirements under Section 72(s) of the Tax Code.  You may restrict a Beneficiary’s right to elect an Annuity Plan or receive the Death Benefit in a single lump-sum payment.

Change of Owner or Beneficiary
You may transfer ownership of a nonqualified Contract before the Annuity Commencement Date.  We require any new Owner to have an insurable interest in the Annuitant.  See page .  You have the right to change the Beneficiary unless you have designated such person as an Irrevocable Beneficiary at any time prior to the Annuity Commencement Date.  Notice to Us is required for any changes pursuant to the Contract.  Except as noted below, any such change will take effect as of the date Notice to Us is received and not affect any payment made or action taken by us before recording the change.  For Contracts issued in Iowa, Indiana, Maryland, North Carolina, Pennsylvania, Texas  and Washington, any such change will take effect as of the date Notice to Us is signed by you, subject to any payments we make or actions we take prior to our receipt of such Notice to Us.  A change of Owner likely has tax consequences. See page  for more information.

Contract Purchase Requirements
We will issue a Contract so long as the Annuitant and the Owner (if a natural person) are age 80 or younger at the time of application.  An insurable interest must exist at the time we issue the Contract.  In purchasing the Contract, you will represent and acknowledge that the Owner has an insurable interest in the Annuitant.  We require the agent/registered representative to confirm on the application that the Owner has an insurable interest in the Annuitant.  Insurable interest means the Owner has a lawful and substantial economic interest in the continued life of the Annuitant.  See page .

The payment (which we refer to as the Single Premium) for nonqualified (purchased with after-tax money) Contracts must be at least $15,000, and the Single Premium for qualified (purchased with pre-tax money) Contracts must be at least $15,000.  We will accept as the Single Premium payments from multiple sources involving transfers and exchanges identified on the application and received no more than 45 days after our receipt of the application.   In the case of multiple transfers and exchanges, the Contract Date will be the weighted average of when each payment is received:

Example
Three transfers are indicated on the application.  We receive the first transfer, in the amount of $10,000, on January 16, 2009.  We receive the second transfer, in the amount of $6,000, on February 12, 2009.  We receive the third transfer, in the amount of $5,000, on February 15, 2009.

Step 1 is to determine the date differences, using the date of the first transfer received as day 0 and calculating the number of days between the first transfer and the subsequent transfers.  We received the second transfer 27 days after January 16, 2009.  We received the third transfer 30 days after January 16, 2009.

Step 2 is to weight the days by the amount of each transfer received.  The calculation for this purpose equals the sum of the amount of each transfer multiplied by the number of days difference between the first transfer and the subsequent transfer, and divided by the sum of the amount of each transfer, as follows:

(10,000 * 0) + (6,000 * 27) + (5,000* 30) = 312,000	= 14.85714 days, rounded to 15 days, as the weighted average
10,000 + 6,000 + 5,000 = 21,000

Step 3 is to add the weighted average additional days to the date the first transfer was received, which in this case is January 16, 2009.  January 16, 2009 plus 15 days results in the Contract Date of January 31, 2009 in this example.

We may refuse to accept certain forms of payment (e.g., travelers’ checks).  We may also require information as to why a particular form of payment was used (e.g., third party checks), and the source of the funds, before we decide to accept it.  We will not issue a Contract when you use an unacceptable form of payment.  We will return to the source any payments we determine to be unacceptable.

If your Single Premium payment was transmitted by wire order from your agent/registered representative (broker-dealer), we will follow one of the following two procedures after we receive and accept the wire order and investment instructions.  The procedure we will follow depends on whether your state or agent/registered representative (broker-dealer) requires a paper application to issue the Contract:
•
If an application is required, we will issue the Contract along with a Contract acknowledgement and delivery statement, but we reserve the right to void the Contract if we are not in receipt of a properly completed application within 5 days of receiving the Single Premium.  We will refund the Accumulation Value plus any charges we deducted, and the Contract will be voided.  We will return the Single Premium when required.

•
When an application is not required, we will issue the Contract along with a Contract acknowledgement and delivery statement.  We require you to execute and return the Contract acknowledgement and delivery statement.  Until you do, we will require a signature guarantee, or notarized signature, on certain transactions prior to processing.

Our prior approval is required for a Single Premium that would cause the premiums of all annuities you maintain with us to exceed $1,000,000.

Availability of the Contract
The Contract is designed for people seeking long-term tax-deferred accumulation of assets, generally for retirement or other long-term purposes.  The tax-deferred feature is more attractive to people in high federal and state tax brackets.  You should not buy this Contract if:
•	You are looking for a short-term investment;
•	You cannot risk getting back an amount less than your initial investment; or
•	Your assets are in a plan that already provides for tax-deferral and you can identify no other benefits in purchasing this Contract.

When considering an investment in the Contract, you should consult with your investment professional about your financial goals, investment time horizon and risk tolerance.

Replacing an existing insurance contract with this Contract may not be beneficial to you.  Before purchasing the Contract, you should determine whether your existing contract will be subject to any fees or penalties upon termination of such contract.  You should also compare the fees and charges, coverage provisions and limitations, if any, of your existing contract to this Contract.

Individual Retirement Accounts, or IRAs, and other qualified plans already have the tax-deferral feature found in this Contract.  For an additional cost, the Contract provides other features and benefits, which other plans may not provide.  You should not purchase a qualified Contract unless you want these other features and benefits, taking into account their cost.  See page  for more information.

Crediting of Premium Payments
We will process your Single Premium within two Business Days of receipt and allocate it according to the instructions you specify, so long as the application and all information necessary for processing the Contract is complete.

In the event that your application is incomplete for any reason, we are permitted to retain your Single Premium for up to five Business Days while attempting to complete it.  If the application cannot be completed during this time, we will inform you of the reasons for the delay.  We will also return the Single Premium promptly.  Once you complete the application, we will process your Single Premium within two Business Days and allocate it to the Guarantee Period that you have specified.

Accumulation Value
On the Contract Date, the Accumulation Value equals the Single Premium less any premium tax.  We calculate the Accumulation Value at the end of each day thereafter:
•	Accumulation Value as of the end preceding of the preceding day; plus
•
Interest, if any, pursuant to the Initial Guarantee Period Interest Rate or the Guarantee Period Interest Rate, as applicable (see below), to be credited from the end of the previous day to the end of the current day; minus

•	The amount of any Withdrawals or Surrender (see page ); adjusted for
•	The MVA (see page ) at the end of the current day on which the Withdrawal is taken or a Surrender occurs; minus
•	Any Surrender Charges (see page ) at the end of the current day on which the Withdrawal is taken or a Surrender occurs.

Administrative Procedures
We may accept a request for Contract service in writing, by telephone, or other approved electronic means, subject to our administrative procedures, which vary depending on the type of service requested and may include proper completion of certain forms, providing appropriate identifying information, and/or other administrative requirements.  Please be advised that the risk of a fraudulent transaction is increased with telephonic or electronic instructions (for example, a facsimile Surrender request form), even if appropriate identifying information is provided.

Other Contracts
We and our affiliates offer various other products with different features and terms than the Contract.  These products may have different benefits, fees and charges, and may or may not better match your needs.  Please consult your agent/registered representative if you are interested in learning more information about these other products.

Guarantee Periods and Market Value Adjustment

Initial Guarantee Periods and Guarantee Periods for Renewals
A Guarantee Period is equal to one or more Contract Years during which a declared Guarantee Period Interest Rate is guaranteed to be credited to the Single Premium or Accumulation Value, as applicable.  The following Guarantee Periods are currently available:
Initial Guarantee Periods	Guarantee Periods for Renewals
5 to 10 years (5, 6, 7 etc.)	1 year
You select the Initial Guarantee Period for the Single Premium.
We automatically apply the Accumulation Value to the 1-year Guarantee Period at the end of the Initial Guarantee Period, or each succeeding Guarantee Period, as applicable, until you give us alternative instructions.

You select the Guarantee Period for the Single Premium.  You may only select one Guarantee Period to allocate the Single Premium (which we refer to as the Initial Guarantee Period).  At the end of the Initial Guarantee Period you selected for the Single Premium, we automatically apply the Accumulation Value to the 1-year Guarantee Period.  With each renewal thereafter, we will continue to automatically apply your Accumulation Value to successive Guarantee Periods, each lasting no more than one year, until you give us alternative instructions.

We may offer Guarantee Periods of different durations for the Initial Guarantee Periods.  The Guarantee Periods available for renewals, if available, are limited to 1 year each.

Initial Guarantee Period Interest Rate and Guarantee Period Interest Rate
Each of the Initial Guarantee Period Interest Rate and the Guarantee Period Interest Rate is the effective annual rate that we will credit to the Accumulation Value when held for the duration of the Initial Guarantee Period and Guarantee Period, respectively.  We credit interest daily at a rate that yields the Initial Guarantee Period Interest Rate and the Guarantee Period Interest Rate for the Initial Guarantee Period and the Guarantee Period, respectively.  In the event of a Withdrawal, Surrender, the Death Benefit becomes payable or you elect to receive Annuity Payments, interest, if any, will be credited to the portion of the Accumulation Value applied to the transaction, including the day the transaction is processed. We will declare the Guaranteed Period Interest Rate in advance of the applicable Guarantee Period.  Your agent/registered representative should have the guaranteed rates of return currently available.  You can also find them out by contacting us.  Our contact information appears on page . The minimum Guarantee Period Interest Rate is 0% (except for Contracts issued in Indiana, Iowa, Maryland, North Carolina, Pennsylvania, Texas and Washington, where the Guaranteed Period Interest Rate is 0.25%).

We do not use a specific formula to set these guaranteed rates of interest.  We determine the interest rates in our sole discretion.  We may, but are not required to consider, factors, including but not limited to the interest rate on the fixed income investments we use to support our guarantees (in which you have no direct or indirect interest), regulatory and tax requirements, sales commissions and administrative expenses borne by us, general economic trends and competitive factors.  We cannot predict the level of future interest rates.

Market Value Adjustment
A MVA will apply to certain Withdrawals or to a Surrender.  Additionally, the MVA will apply to the Accumulation Value on the date of death in regard to the Death Benefit, or the date the Accumulation Value is applied to an Annuity Plan, but only if the adjustment would be positive and result in an increase to the Accumulation Value.

We apply the MVA to the Accumulation Value, before deducting any Surrender Charges, as follows:
•
The MVA will apply to a Withdrawal in an amount that is greater than the interest earned, if any, during the prior 12 months and not previously withdrawn, which we refer to as the Interest Withdrawal Amount.

•	If you request a Surrender, the MVA will be calculated on the total Accumulation Value.
IMPORTANT NOTE: If you subsequently Surrender your Contract, any MVA previously waived as a result of any Interest Withdrawal Amounts taken in the same Contract Year as the Surrender will be deducted from, or if applicable, added to the Accumulation Value prior to the application of the current MVA at the time of Surrender.

•
In the event of a Death Benefit or commencement of Annuity Payments under an Annuity Plan, the MVA will apply to, and increase the Accumulation Value as a result, but only if positive.  Any negative MVA is waived.

The MVA will not apply to:
•	The Interest Withdrawal Amount; or
•	A Withdrawal or Surrender that takes place during the 30-day period following the end of the Initial Guarantee Period or any such succeeding Guarantee Period.
IMPORTANT NOTE: If you subsequently Surrender your Contract, any MVA previously waived as a result of any Interest Withdrawal Amounts taken in the same Contract Year as the Surrender will be deducted from, or if applicable, added to the Accumulation Value prior to the application of the current MVA at the time of Surrender.

The MVA is determined by a mathematical formula that measures the changes in the interest rate environment since the beginning of the Guarantee Period.  We use the MVA to protect us from the risk that we will suffer a loss should we need to liquidate the investments we use to support the Guarantee Period Interest Rate in order to pay you the amount requested.  The MVA will generally cause the Accumulation Value to be adjusted, either upward or downward, depending on whether interest rates in the market at that time are higher or lower than when the Guarantee Period began.  The MVA could also result in no adjustment to the Accumulation Value.  The MVA formula appears below followed by hypothetical examples illustrating both a negative and positive MVA.

The MVA may be negative, positive or result in no change.  The MVA is generally negative when interest rates in the current market are higher than at the beginning of the Guarantee Period (the Accumulation Value or Cash Surrender Value, as applicable, is adjusted downward by the MVA Factor).  The MVA is generally positive when the interest rates in the current market are lower than at the beginning of the Guarantee Period (the Accumulation Value or Cash Surrender Value, as applicable, is adjusted upward by the MVA Factor).  The MVA Factor is a composite of index rates and corporate spreads with the values based on different external indexes, as reported by a national quoting service.  The index for the index rate is the Treasury Constant Maturity Series, as published by the Federal Reserve.  The corporate spread is based on the option adjusted spread (“OAS”) of the Barclays U.S. Aggregate Corporate Index.

We currently set the index rate and corporate spread once a week.  We reserve the right in the Contract to set these values more frequently.  We also reserve the right in the Contract to substitute the index in the event the Treasury Constant Maturity Series or Barclays U.S. Aggregate Corporate Index is no longer available.  For Contracts issued in Indiana, Iowa, Maryland, North Carolina, Pennsylvania, Texas and Washington, this right is subject to approval of the Interstate Insurance Product Regulation Commission.

The MVA Factor has a bias of 0.25%, which means the MVA formula is weighted in our favor, except in the following states.  This bias will cause the MVA Factor to be slightly more negative or less positive, as applicable.  For Contracts issued in Indiana, Iowa, Maryland, North Carolina, Pennsylvania, Texas and Washington, the MVA Factor does not have a bias.  Also, the bias is zero during the Right to Examine and Return this Contract period.  See page .

MVA Formula

For Contracts issued in Indiana, Iowa, Maryland, North Carolina, Pennsylvania, Texas and Washington, and during the Right to Examine and Return this Contract period for all other Contracts:

MVA Factor =	[							]	n
		(1+a+i)							[12]	-1
		(1	+	b	+	j	)

After the Right to Examine and Return this Contract period has expired for Contracts issued outside of Indiana, Iowa, Maryland, North Carolina, Pennsylvania, Texas, and Washington:

MVA Factor =	[									]	n
				(1+a+i)							[12]	-1
		(1	+	b	+	j	+	0.25%	)

Variables

a =	the index rate, determined at the beginning of the Guarantee Period, based on time to maturity equal to the Guarantee Period.

b =
the index rate based on time to maturity equal to the number of years (including the current year) remaining in the Guarantee Period, determined on: the date of the Withdrawal or Surrender; the date of death in regard to the Death Benefit; or the date the Accumulation Value is applied to an Annuity Plan, as applicable.

i =	value of the corporate spread index at the beginning of the Guarantee Period.

j =
value of the corporate spread index determined on: the date of the Withdrawal or Surrender; the date of death in regard to the Death Benefit; or the date the Accumulation Value is applied to an Annuity Plan, as applicable.

n =
number of months (including the current month) remaining in the Guarantee Period, determined on: the date of the Withdrawal or Surrender; the date of death in regard to the Death Benefit; or the date the Accumulation Value is applied to an Annuity Plan, as applicable.

MVA Examples

The examples in the left-hand column below show the impact of the MVA on the Cash Surrender Value for both a Surrender and Withdrawal.  These examples assume Surrender of a Contract with $100,000 of Accumulation Value in the fourth Contract Year of a 10-year Guarantee Period.  The MVA factor and dollar amount of the MVA is determined by applying the values indicated in the right-hand column below to the MVA formula above.

In addition to the MVA, the Accumulation Value in these examples is also subject to a 5% Surrender Charge.  The dollar amount of the Surrender Charge, as indicated to the left below, is deducted from the Accumulation Value after the MVA is applied.

Example #1 – Surrender

	Negative MVA	Positive MVA
Accumulation Value	$100,000	$100,000
MVA Factor	-3.49013%	0.32437%
MVA Amount	($3,490.13)	$324.37
Surrender Charge	($4,825.29)	($5,016.22)
Cash Surrender Value	$91,684.38	$95,308.16

The MVA is NEGATIVE when current values are higher than the values at the beginning of the Guarantee Period…
a = 5.00%	j = 3.05%
b = 5.35%	n = 84
i = 3.10%
The MVA is POSITIVE when current values are lower than the values at the beginning of the Guaranteed Period…
a = 5.00%	j = 3.15%
b = 4.65%	n = 84
i = 3.10%

Example #2 – Withdrawal of $20,000
Note: The first $5,000 withdrawn constitutes a Withdrawal of interest earned during the prior 12 months that is not previously withdrawn (which we refer to as the Interest Withdrawal Amount).  Consequently, a Surrender Charge is payable on, and the MVA is applied to, $15,000, which is the amount by which the Withdrawal is greater than the Interest Withdrawal Amount (which we refer to as an Excess Withdrawal).

	Negative MVA	Positive MVA
Accumulation Value	$100,000	$100,000
Withdrawal Amount	($20,000)	($20,000)
Interest Withdrawal Amount	$5,000	$5,000
Excess Withdrawal	($15,000)	($15,000)
MVA Factor	-3.49013%	1.96439%
MVA Amount	($5 23 . 52 )	$ 48.66
Surrender Charge	(789.47)	(789.47)
Portion of Cash Surrender Value	$21, 247.34	$20, 740.81
The MVA is NEGATIVE when current values are higher than the values at the beginning of the Guarantee Period…
a = 5.00%	j = 3.05%
b = 5.35%	n = 84
i = 3.10%
The MVA is POSITIVE when current values are lower than the values at the beginning of the Guaranteed Period…
A = 5.00%	j = 3.15%
B = 4.65%	n = 84
i = 3.10%

Surrender and Withdrawals

Except under certain qualified Contracts, you may Surrender the Contract for the Cash Surrender Value, or make a Withdrawal of a portion of the Accumulation Value any time before the earlier of:
•	The date on which Annuity Payments begin; and
•	The death of the Owner (or, if the Owner is not a natural person, the death of the Annuitant).

A Surrender or Withdrawal before the Owner or Annuitant, as applicable, reaches age 59 ½ may be subject to a federal income tax penalty equal to 10% of the amount treated as income, for which you would be responsible.  See page  for a general discussion of the federal income tax treatment of the Contract, which discussion is not intended to be tax advice.  You should consult a tax and/or legal adviser for advice about the effect of federal income tax laws, state laws or any other tax laws affecting the Contract, or any transaction involving the Contract.

Cash Surrender Value
Upon a Surrender of the Contract, you will receive the full cash value of the Contract (which amount we refer to as the Cash Surrender Value).  We do not guarantee a minimum Cash Surrender Value.  On any date during the Contract’s accumulation phase, we calculate the Cash Surrender Value as follows:
•	The Accumulation Value;
•	Adjusted by the MVA, if any.
IMPORTANT NOTE: Any MVA previously waived as a result of any Interest Withdrawal Amounts taken in the same Contract Year as the Surrender will be deducted from, or if applicable, added to the Accumulation Value prior to the application of the current MVA at the time of Surrender.  The MVA will not apply to a Surrender that takes place during the 30-day period following the end of the Initial Guarantee Period or any succeeding Guarantee Period.
•	Minus any Surrender Charges.
IMPORTANT NOTE: Any Surrender Charges previously waived as a result of any Interest Withdrawal Amounts taken in the same Contract Year as the Surrender will be deducted from the Accumulation Value prior to the Surrender Charges applicable at the time of Surrender.  No Surrender Charges will apply after the Initial Guarantee Period ends.

To Surrender the Contract, you must provide Notice to Us of such Surrender.  If we receive your Notice to Us before the close of business on any Business Day, we will determine the Cash Surrender Value at the close of business on such Business Day; otherwise, we will determine the Cash Surrender Value as of the close of the next Business Day.  We will generally pay the Cash Surrender Value within seven days of receipt of Notice to Us of such Surrender.  See page .

Withdrawals
You may take a portion of the Accumulation Value from the Contract (which we refer to as a Withdrawal).  To make a Withdrawal, you must provide Notice to Us of such Withdrawal.  If we receive your Notice to Us before the close of business on any Business Day, we will determine the amount of the Accumulation Value at the close of business on such Business Day; otherwise, we will determine the amount of the Accumulation Value as of the close of the next Business Day.  A Withdrawal may be subject to a Surrender Charge.  The Surrender Charge is a percentage of and deducted from the Accumulation Value, after the MVA.

We currently offer the following Withdrawal options:
•	Regular Withdrawals; and
•	Systematic Withdrawals.

Regular Withdrawals and the Minimum Withdrawal Amount
After your Right to Examine and Return this Contract period has expired (see page ), you may make one or more regular Withdrawals.  Each Withdrawal must be a minimum of the lesser of:
•	$1,000;
•	The Interest Withdrawal Amount; and
•	The minimum distribution amount for qualified Contracts required by the Tax Code (see page ).
IMPORTANT NOTE: You will pay applicable Surrender Charges, if any, and the MVA will apply to any such Withdrawals that exceed the Interest Withdrawal Amount.

You are permitted to make regular Withdrawals regardless of whether you have previously elected, or continue to elect, to make systematic Withdrawals.  Except for Contracts issued in Arizona, a Withdrawal will be deemed a Surrender and the Cash Surrender Value will be paid if, after giving effect to such Withdrawal, the Cash Surrender Value remaining would be less than $2,500.

Systematic Withdrawals
You may choose to receive automatic systematic Withdrawal payments from the Accumulation Value, provided you are not making IRA withdrawals (see “Withdrawals from Individual Retirement Annuities” below).  You may take systematic Withdrawals monthly, quarterly or annually.  Systematic Withdrawals will incur Surrender Charges, and the MVA may apply, as applicable.  There is no additional charge for electing the systematic Withdrawal option.

If you are eligible for systematic Withdrawals, you must provide Notice to Us of the date on which you would like such systematic Withdrawals to start.  This date must be no earlier than 30 days after the Contract Date and no later than the 28th day of the calendar month.  For a day that is after the 28th day of the calendar month, the payment will be made on the first Business Day of the next succeeding calendar month.  Subject to these restrictions on timing, if you have not indicated a start date, your systematic Withdrawals will be made starting on the next Business Day after your Contract Date at the frequency you have selected, which may be either monthly, quarterly or annually.  If the day on which a systematic Withdrawal is scheduled to occur is not a Business Day, the Withdrawal will be made on the next succeeding Business Day.

The amount of your systematic Withdrawal can be expressed as either:
•	A fixed dollar amount; or
•	The interest earned, if any, during the prior 12 months not previously withdrawn, which we refer to as the Interest Withdrawal Amount.

The amount withdrawn by each systematic Withdrawal must be a minimum of $100.  You may change your systematic Withdrawal election once per Contract Year, except in a Contract Year during which you have previously made a regular Withdrawal.  You may cancel the systematic Withdrawal option at any time.  You must provide Notice to Us at least seven days before the date of the next scheduled systematic Withdrawal to ensure such systematic Withdrawal and successive systematic Withdrawals are not affected.

Surrender Charges on Systematic Withdrawals
Systematic Withdrawals will incur Surrender Charges, unless you elect to limit the amount of your systematic Withdrawals to the Interest Withdrawal Amount.  In the event that a systematic Withdrawal incurs a Surrender Charge, we will deduct the Surrender Charge from the Accumulation Value.

Market Value Adjustments on Systematic Withdrawals
A MVA will apply to systematic Withdrawals, unless you elect to limit the amount of your systematic Withdrawals to the Interest Withdrawal Amount.  In the event that a systematic Withdrawal is subject to the MVA, we will apply the MVA to the Accumulation Value prior to deducting applicable Surrender Charges, if any.

Withdrawals from Individual Retirement Annuities
If you have an IRA Contract (other than a Roth IRA Contract) and will be at least age 70½ during the current calendar year, you may, pursuant to your IRA Contract, elect to have distributions made to you to satisfy requirements imposed by federal income tax law.  Such IRA Withdrawals provide for the payout of amounts required to be distributed by the Internal Revenue Service rules governing mandatory distributions under qualified plans.

If you elect to make IRA Withdrawals, we will send you a notice.  You may elect to make IRA Withdrawals at that time, or at a later date.  Any IRA Withdrawals will be made at the frequency you have selected (which may be monthly, quarterly or annually) and will commence on the start date you have selected, which must be no earlier than 30 days after the Contract Date and no later than the 28th day of any calendar month.  For a day that is after the 28th day of the calendar month, the payment will be made on the first Business Day of the next succeeding month.  Subject to these restrictions on timing, if you have not indicated a start date, your IRA Withdrawals will begin on the first Business Day following your Contract Date at the frequency you have selected.

At your discretion, you may request that we calculate the amount that you are required to withdraw from your IRA Contract each year based on the information you give us and the various options under the IRA Contract that you have chosen.  This amount will be a minimum of $100 per IRA Withdrawal.  Alternatively, we will accept your written instructions setting forth your calculation of the required amount to be withdrawn from your IRA Contract each year, also subject to the $100 minimum per IRA Withdrawal.  If at any time the IRA Withdrawal amount is greater than the Accumulation Value, we will immediately terminate the IRA Contract and promptly send you an amount equal to the Cash Surrender Value.

You may not elect to make IRA Withdrawals if you have already elected to make systematic Withdrawals.  Additionally, since only one systemic Withdrawal option may be elected at a time, if you have elected to make such systematic Withdrawals, the distributions thereunder must be sufficient to satisfy the mandatory distribution rules imposed by federal income tax law; otherwise, we may alter such distributions to comply with federal income tax law.  You are permitted to change the frequency of your IRA Withdrawals once per Contract Year, and you may cancel IRA Withdrawals altogether at any time by providing Notice to Us at least seven days before the next scheduled IRA Withdrawal date to ensure such scheduled IRA Withdrawal and successive IRA Withdrawals are not affected.

Death Benefit

Death Benefit prior to the Annuity Commencement Date
The Contract provides for a Death Benefit equal to the Accumulation Value, plus the MVA, but only if the adjustment would be positive.  The Death Benefit is calculated as of the date of death of any Owner (or, if the Owner is not a natural person, upon any Annuitant’s death) and payable upon:
•	Our receipt of Proof of Death (provided the Accumulation Value has not been applied to an Annuity Plan); and
•	Our receipt of all required claim forms.

Proof of Death is the documentation we deem necessary to establish death, including, but not limited to:
•	A certified copy of a death certificate;
•	A certified copy of a statement of death from an attending physician;
•	A finding of a court of competent jurisdiction as to the cause of death; or
•	Any other proof that we deem in our sole discretion to be satisfactory to us.

From the date of death until the Death Benefit is paid, we will credit the Death Benefit with interest at the greater of:
•	The Company Death Benefit Rate, which is the effective annual interest rate, determined solely in our discretion and subject to change; or
•	The applicable state interest rate required to be paid on annuity death claims, if any.

The Company Death Benefit Rate may be less than the Guarantee Period Interest Rate in effect as of the date of death, but shall not be less than zero percent, and for Contracts issued in Virginia, shall not be greater than 6%.  Your Beneficiaries may contact us to determine the current Company Death Benefit Rate.  Contact information for our Customer Service is specified on page .

Once we have received Proof of Death and all required documentation necessary to process the claim, we will generally pay the Death Benefit within seven days of such date.  We will pay the Death Benefit under a nonqualified Contract according to Section 72(s) of the Tax Code.  Only one Death Benefit is payable under the Contract.  The Death Benefit will be paid to the named Beneficiary, unless the Contract has joint Owners (or if the Owner is not a natural person, two Annuitants), in which case any surviving Owner (or Annuitant, as applicable) will take the place of, and be deemed to be, the Beneficiary entitled to collect the Death Benefit.  The Owner may restrict how the Beneficiary is to receive the Death Benefit (e.g., by requiring a lump-sum payment, installment payments or that any amount be applied to an Annuity Plan).  See page .

Spousal Beneficiary Contract Continuation
Any surviving spouse of a deceased Owner who is a named Beneficiary (or deemed Beneficiary) has the option, but is not required, to continue the Contract under the same terms existing prior to such Owner’s death.  Such election would be in lieu of payment of the Death Benefit.  The surviving spouse’s right to continue the Contract is limited by our use of the term “spouse,” as it is defined under federal law, which refers only to a person of the opposite sex who is a husband or a wife.  Also, the surviving spouse may not continue the Contract if he or she is age 90 or older on the date of the Owner’s death (age 85 or older for Contracts issued in Minnesota).

If the surviving spouse elects to continue the Contract, the following will apply:
•	The surviving spouse will replace the deceased Owner as the Annuitant (if the deceased Owner was the Annuitant);
•	The age of the surviving spouse will be used as the Owner’s age under the continued Contract as the surviving spouse will become the new Owner of the Contract;
•	The Initial Guarantee Period may not extend beyond the latest Annuity Commencement Date for the surviving spouse;
•	All rights of the surviving spouse as the Beneficiary under the Contract in effect prior to such continuation election will cease;
•	Any Surrender Charge applicable to the Single Premium paid prior to the original Owner’s death will be waived (the MVA will continue to apply, however, to a subsequent Surrender or any Withdrawals);
•	All rights and privileges granted by the Contract or allowed by us will belong to the surviving spouse as the Owner of the continued Contract; and
•	Upon the death of the surviving spouse as the Owner of the Contract, the Death Benefit will be distributed to the Beneficiary or Beneficiaries as described below, and the Contract will terminate.

Payment of the Death Benefit to a Spousal or Non-spousal Beneficiary
Subject to any payment restriction imposed by the Owner, the Beneficiary may decide to receive the Death Benefit:
•	In one lump sum payment or installment payments; or
•	By applying the Death Benefit to an Annuity Plan

The Beneficiary may receive the Death Benefit in one lump sum payment or installment payments, provided the Death Benefit is distributed to the Beneficiary within 5 years of the Owner’s death.  The Beneficiary has until 1 year after the Owner’s death to decide to apply the Death Benefit to an Annuity Plan.  If the Death Benefit is applied to an Annuity Plan, the Beneficiary is deemed to be the Annuitant, and the Annuity Payments must:
•	Be distributed in substantially equal installments over the life of such Beneficiary or over a period not extending beyond the life expectancy of such Beneficiary; and
•	Begin no later than 1 year after the date of the Owner’s death.

If we do not receive a request to apply the Death Benefit to an Annuity Plan, we will make a single lump-sum payment to the Beneficiary.  Unless you elect otherwise, the payment will generally be made into an interest bearing account, backed by our general account.  This account is not FDIC insured and can be accessed by the Beneficiary through a draftbook feature.  The Beneficiary may access the Death Benefit proceeds at any time without penalty.  For information on required distributions under federal income tax laws, see “Required Distributions” below.  At the time of death benefit election, the Beneficiary may elect to receive the Death Benefit directly by check rather than through the draftbook feature of the interest bearing account by notifying the Customer Service.

The Beneficiary may elect to receive the Death Benefit in payments over a period of time based on his or her life expectancy.  These payments are sometimes referred to as stretch payments.  Stretch payments for each calendar year will vary in amount because they are based on the Accumulation Value and the Beneficiary’s remaining life expectancy.  The first stretch payment must be made by the first anniversary of the Owner’s date of death.  Each succeeding stretch payment is required to be made by December 31st of each calendar year.  Stretch payments are subject to the same conditions and limitations as systematic Withdrawals.  See page .  The rules for, and tax consequences of, stretch payments are complex and contain conditions and exceptions not covered in this prospectus.  You should consult a tax and/or legal adviser for advice about the effect of federal income tax laws, state laws or any other tax laws affecting the Contract, or any transactions involving the Contract.

Death Benefit after the Annuity Commencement Date
There is no Death Benefit once the Owner decides to begin receiving Annuity Payments (see below).  In the event that the Owner dies (or, in the event that the Owner is not a natural person, the Annuitant dies) before all guaranteed Annuity Payments have been made pursuant to any applicable Annuity Plan, we will continue to make the Annuity Payments until all such guaranteed payments have been made.  The Annuity Payments will be paid to the Beneficiary according to the Annuity Plan at least as frequently as before the death of the Owner or Annuitant, as applicable.

Annuity Payments and Annuity Plans

Annuity Payments
The Contract provides for Annuity Payments.  You can apply the Accumulation Value, plus the MVA (only if the adjustment would be positive), less any premium tax owed, to an Annuity Plan on any date following the first Contract Anniversary, which date we refer to as the Annuity Commencement Date.  The Annuity Commencement Date cannot be later than the Contract Anniversary on or next following the oldest Annuitant’s 90th birthday (or the Contract Anniversary on or next following the oldest Annuitant’s 85th birthday if the Contract was issued prior to January 3, 2011, or if the Contract was issued in Minnesota), unless:
•	We agree to a later date; or
•
The Internal Revenue Service publishes a final regulation or a revenue ruling concluding that an annuity contract with an Annuity Commencement Date that is later than the Contract Anniversary following the oldest Annuitant’s 90th birthday (or the Contract Anniversary on or next following the oldest Annuitant’s 85th birthday if the Contract was issued prior to January 3, 2011, or if the Contract was issued in Minnesota) will be treated as an annuity for federal tax purposes.

Notice to Us is required at least 30 days in advance of the date you wish to begin receiving Annuity Payments after we issue the Contract.  If you do not select an Annuity Commencement Date, you will be deemed to have selected the Contract Anniversary on or immediately following the oldest Annuitant’s 90th birthday (or the Contract Anniversary on or next following the oldest Annuitant’s 85th birthday if the Contract was issued prior to January 3, 2011, or if the Contract was issued in Minnesota).

On the Annuity Commencement Date, we will apply the Accumulation Value, plus any positive MVA, less any premium tax owed, to an Annuity Plan so long as the Annuitant is then living.  If the Accumulation Value plus any positive MVA is less than $2,000 on the Annuity Commencement Date, we will pay such amount in a single lump-sum payment.  Each Annuity Payment must be at least $20.  We will make the Annuity Payments in monthly installments (although you can direct us to make the Annuity Payments quarterly, semi-annually or annually instead).  We reserve the right in the Contract to make the Annuity Payments less frequently, as necessary, to make the Annuity Payment equal to at least $20.  We may also change the $2,000 and $20 minimums based upon increases reflected in the Consumer Price Index for All Urban Consumers (CPI-U) since January 1, 2005.  There is no Death Benefit once you begin to receive Annuity Payments under an Annuity Plan.

We will determine the amount of the Annuity Payments on the Annuity Commencement Date as follows:
Accumulation Value
•	Plus the MVA (positive MVA only)
•	Minus any premium tax that may apply
•	Multiplied by the applicable payment factor, which depends on:
>	The Annuity Plan;
>	The frequency of Annuity Payments;
>	The age of the Annuitant (and sex, where appropriate under applicable law); and
>	A net investment return of 1.0% is assumed (we may pay a higher return at our discretion).
IMPORTANT NOTE: For Contracts issued in Indiana, Iowa, Maryland, North Carolina, Pennsylvania, Texas and Washington, the net investment return will be the greater of 1% and the net investment return assumed under a single premium immediate annuity available for purchase at the time, using the Cash Surrender Value of this Contract, to the same class of Annuitants.
•	Divided by 1,000.

Annuity Plans
You may elect one of the Annuity Plans described below, which provide for Annuity Payments of a fixed dollar amount only, using the Annuity 2000 Mortality Tables.  In addition, you may elect any other Annuity Plan we may be offering on the Annuity Commencement Date.  The Annuity Plan may be changed at any time before the Annuity Commencement Date upon 30 days prior Notice to Us.  If you do not elect an Annuity Plan, Annuity Payments will be made automatically each month for a minimum of 120 months and as long thereafter as the Annuitant is living, based on the oldest Annuitant’s life, unless otherwise limited by applicable law.

Your election of an Annuity Plan is subject to the following additional terms and conditions:
•	Annuity Payments will be made to the Owner, unless you provide Notice to us directing otherwise;
•	You must obtain our consent if the payee is not a natural person; and
•	Any change in the payee will take effect as of the date we receive Notice to Us.

Payments for a Period Certain
Annuity Payments are made in equal installments for a fixed number of years.  The number of years cannot be less than 10 or more than 30, unless otherwise required by applicable law.

Payments for Life with a Period Certain
Annuity Payments are made for a fixed number of years and as long thereafter as the Annuitant is living.  The number of years cannot be less than 10 or more than 30, unless otherwise required by applicable law.

Life Only Payments
Annuity Payments are made for as long as the Annuitant is living.

Joint and Last Survivor Life Payments
Annuity Payments are made for as long as either of two Annuitants is living.

Death of the Annuitant who is not an Owner
In the event the Annuitant dies on or after the Annuity Commencement Date but before all Annuity Payments have been made pursuant to the Annuity Plan elected, we will continue the Annuity Payments until all guaranteed payments have been made.  The Annuity Payments will be paid at least as frequently as before the Annuitant’s death until the end of any guaranteed period certain.  We may require Proof of Death in regard to the Annuitant before continuing the Annuity Payments.

Other Important Information

Anti-Money Laundering
In order to protect against the possible misuse of our products in money laundering or terrorist financing, we have adopted an anti-money laundering program satisfying the requirements of the USA PATRIOT Act and other current anti-money laundering laws. Among other things, this program requires us, our agents and customers to comply with certain procedures and standards that serve to assure that our customers’ identities are properly verified and that premiums and loan repayments are not derived from improper sources.

Under our anti-money laundering program, we may require customers and/or beneficiaries to provide sufficient evidence of identification, and we reserve the right to verify any information provided to us by accessing information databases maintained internally or by outside firms.

We may also refuse to accept certain forms of payments or loan repayments (traveler’s cheques, for example) or restrict the amount of certain forms of payments or loan repayments. In addition, we may require information as to why a particular form of payment was used (third party checks, for example) and the source of the funds of such payment in order to determine whether or not we will accept it. Use of an unacceptable form of payment may result in us returning the payment to you .

Applicable laws designed to prevent terrorist financing and money laundering might, in certain circumstances, require us to block certain transactions until authorization is received from the appropriate regulator. We may also be required to provide additional information about you and your c ontract to government regulators.

Our anti-money laundering program is subject to change without notice to take account of changes in applicable laws or regulations and our ongoing assessment of our exposure to illegal activity.

Unclaimed Property
Every state has some form of unclaimed property laws that impose varying legal and practical obligations on insurers and, indirectly, on contract owners, insureds, beneficiaries and other payees of proceeds. Unclaimed property laws generally provide for escheatment to the state of unclaimed proceeds under various circumstances.

Contract owners are urged to keep their own, as well as their beneficiaries’ and other payees’, information up to date, including full names, postal and electronic media addresses, telephone numbers, dates of birth, and Social Security numbers. Such updates should be communicated to Customer Service.

Cyber Security and Business Disruption
Like others in our industry, we are subject to operational and information security risks resulting from “cyber-attacks,” “hacking” or similar illegal or unauthorized intrusions into computer systems and networks. These risks include, among other things, the theft, misuse, corruption and destruction of data maintained online or digitally, denial of service attacks on websites and other operational disruption and unauthorized release of confidential customer information. Although we seek to limit our vulnerability to such risks through technological and other means and we rely on industry standard commercial technologies to maintain the security of our information systems, it is not possible to anticipate or prevent all potential forms of cyber-attack or to guarantee our ability to fully defend against all such attacks. In addition, due to the sensitive nature of much of the financial and similar personal information we maintain, we may be at particular risk for targeting.

Cyber-attacks affecting us, any third party administrator, the underlying funds, intermediaries and other affiliated or third-party service providers may adversely affect us and your account value. For instance, cyber-attacks may interfere with our processing of contract transactions, including the processing of orders from our website or with the underlying funds, impact our ability to calculate accumulation unit values, cause the release and possible destruction of confidential customer or business information, impede order processing, subject us and/or our service providers and intermediaries to regulatory fines and financial losses and/or cause reputational damage. Cyber security risks may also affect the issuers of securities in which the underlying funds invest, which may cause the funds underlying your contract to lose value. There can be no assurance that we or the underlying funds or our service providers will avoid losses affecting your contract that result from cyber-attacks or information security breaches in the future.

In addition, we are exposed to risks related to natural and man-made disasters and catastrophes, any of which could adversely affect our ability to conduct business. A natural or man-made disaster or catastrophe, including a pandemic (such as COVID-19), could affect the ability of our employees or the employees of our service providers to perform their responsibilities. In the event our employees and/or the employees of our service providers are required to work remotely, those remote work arrangements could result in our business operations being less efficient than under normal circumstances and could lead to delays in our processing of contract-related transactions, including orders from owners. Catastrophic events may negatively affect the computer and other systems on which we rely. There can be no assurance that we, our service providers or the underlying funds will be able to avoid negative impacts associated with natural and man-made disasters and catastrophes.

Annual Report to Owners
At least once a year, we will send you, without charge, a report showing the current Accumulation Value and the Cash Surrender Value.  This report will also show of the amounts deducted from, or added to, the Accumulation Value since the last report.  This report will include any other information that is required by law or regulation.

In addition we will provide you with any other reports, notices or documents that we are required by applicable law to furnish to you.  We will send this report to you at your last known address within 60 days after the report date.  Upon your request, we will provide additional reports, but we reserve the right in the Contract to assess a reasonable charge for each such additional report.

Suspension of Payments
We reserve the right to suspend or postpone the date of any payment of benefits or determination of any value (including the Accumulation Value) under the Contract, beyond the seven permitted days, under the following circumstances:
•	On any valuation date when the NYSE is closed (except customary weekend and holiday closings), or when trading on the NYSE is restricted;
•	When an emergency exists as determined by the SEC; or
•	During any other periods the SEC may by order permit for the protection of investors.

The conditions under which restricted trading or an emergency exists shall be determined by the rules and regulations of the SEC.

Payment of benefits or values may also be delayed or suspended as required by court order or any other regulatory action.

We have the right to delay payment for up to six months, contingent upon written approval by the insurance supervisory official in the jurisdiction in which this Contract is issued.

Misstatement Made by Owner in Connection with Purchase of this Contract
We may require proof of the age and sex of the person upon whose life certain benefit payments are determined (i.e., the Death Benefit or Annuity Payments).  If the Owner misstates the age or sex of a person in connection with the purchase of the Contract, we reserve the right in the Contract to adjust (either upward or downward) these payments based on the correct age or sex.  If an upward adjustment to your benefit payment is required, we will include an amount in your next benefit payment representing the past underpayments by us, with interest credited at the rate of 1.5% annually (where permitted).  If a downward adjustment to your benefit payment is required, we will make a deduction from future benefit payments until the past overpayments by us, plus interest at 1.5% annually (where permitted), has been repaid in full by you.

Where permitted, we reserve the right in the Contract to void the Contract and return the Cash Surrender Value in the event of any fraudulent material misrepresentation made by the Owner in connection with the purchase of the Contract.

Insurable Interest
We require the Owner of the Contract to have an insurable interest in the Annuitant.  Insurable interest means the Owner has a lawful and substantial economic interest in the continued life of the Annuitant.  An insurable interest does not exist if the Owner’s sole economic interest in the Annuitant arises as a result of the Annuitant’s death.  A natural person is presumed to have an insurable interest in his or her own life.  A natural person is also generally considered to have an insurable interest in his or her spouse and family members.  State statutory and case law have established guidelines for circumstances in which an insurable interest is generally considered to exist:
•	Relationships between parent and child, brother and sister, and grandparent and grandchild; and
•	Certain business relationships and financial dependency situations (e.g., uncle has insurable interest in nephew who runs the uncle’s business and makes money for the uncle).

The above list is not comprehensive, but instead contains some common examples to help illustrate what it means for the Owner to have an insurable interest in the Annuitant. You should consult your agent/registered representative for advice on whether the Contract Owner would have an insurable interest in the Annuitant to be designated.

An insurable interest must exist at the time we issue the Contract.  In purchasing the Contract, you will represent and acknowledge that the Owner has an insurable interest in the Annuitant.  We require the agent/registered representative to confirm on the application that the Owner has an insurable interest in the Annuitant.  We also require that any new Owner after issuance of the Contract to have an insurable interest in the Annuitant.  We will seek to void the Contract if we discover it was applied for and issued (or ownership was transferred) based on misinformation, or information that was omitted, in order to evade state insurable interest and other laws enacted to prevent an Owner from using the Contract to profit from the death of a person in whom such Owner does not have an insurable interest.

Assignment
You may assign a nonqualified Contract as collateral security for a loan or other obligation.  This kind of assignment is not a change of ownership.  But you should understand that your rights, and those of any Beneficiary, are subject to the terms of the assignment.  To make, modify or release an assignment, you must provide Notice to Us.  Except as noted below, your instructions will take effect as of the date we receive Notice to Us.  For Contracts issued in Indiana, Iowa, Maryland, North Carolina, Pennsylvania, Texas and Washington, your instructions will take effect as of the date Notice to Us is signed by you, unless you specify otherwise, subject to any payments we make or actions we take prior to our receipt of such Notice of Us.  We require written consent of any Irrevocable Beneficiary before your instructions will take effect.  An assignment likely has federal income tax consequences.  You should consult a tax and/or legal adviser for tax advice.  We are not responsible for the validity, tax consequences or other effects of any assignment you choose to make.

Contract Changes - Applicable Tax Law
We have the right to make changes to the Contract so that it continues to qualify as an annuity under applicable federal income tax law.  If we deem it necessary to make such changes for tax reasons, we will give you advance notice of how and when your Contract will likely change.

Right to Examine and Return this Contract
For a prescribed period, you may return the Contract for any reason or no reason at all, which we refer to as the Right to Examine and Return this Contract period.  Subject to the state requirements specified in the table below, you may return the Contract within 10 days of your receipt of it, and you have up to 30 days if the Contract was issued as a replacement contract.  Unless as otherwise noted below, if so returned, we will promptly pay you the Accumulation Value, adjusted for any MVA.  See page .  In the event that the MVA is negative, the amount we pay you could be less than the Single Premium.

Contract Issue State	Days for New Purchase and Amount Returned	Days for Replacement Purchase and Amount Returned
Arizona	10 days Accumulation Value, adjusted for any MVA (30 days if age 65 or older)	Same
Connecticut	10 days Single Premium, plus interest, if any, that has been credited, less the amount of any Withdrawals	Same
Delaware	10 days Accumulation Value, adjusted for any MVA	20 days Single Premium paid less any Withdrawals
District of Columbia	10 days Single Premium paid, less any Withdrawals	Same
Florida	21 days Accumulation Value, adjusted for any MVA	Same
Georgia	10 days Single Premium paid less any Withdrawals	Same
Hawaii	10 days Single Premium paid less any Withdrawals	30 days Accumulation Value, adjusted for any MVA
Idaho	20 days Single Premium paid less any Withdrawals	Same
Kentucky	10 days Single Premium paid less any Withdrawals	30 days Accumulation Value, adjusted for any MVA
Louisiana	10 days Single Premium paid less any Withdrawals	30 days Accumulation Value, adjusted for any MVA
Massachusetts	10 days Accumulation Value, adjusted for any MVA	20 days Single Premium paid less any Withdrawals
Michigan	10 days Single Premium paid less any Withdrawals	Same
Minnesota	10 days Accumulation Value, adjusted for any MVA	30 days Single Premium paid less any Withdrawals
Mississippi	10 days Single Premium paid less any Withdrawals	30 days Accumulation Value, adjusted for any MVA
Missouri	10 days Single Premium paid less any Withdrawals	20 days Single Premium paid less any Withdrawals
Nebraska	10 days Single Premium paid less any Withdrawals	30 days Accumulation Value, adjusted for any MVA
New Hampshire	10 days Single Premium paid less any Withdrawals	30 days Accumulation Value, adjusted for any MVA
North Dakota	20 days Accumulation Value, adjusted for any MVA	Same
Oklahoma	10 days Single Premium paid less any Withdrawals	20 days Single Premium paid less any Withdrawals
Rhode Island	20 days Single Premium paid less any Withdrawals	30 days Accumulation Value, adjusted for any MVA
South Carolina	10 days Single Premium paid less any Withdrawals	30 days Accumulation Value, adjusted for any MVA
Tennessee	10 days Accumulation Value, adjusted for any MVA	20 days Single Premium paid less any Withdrawals
Utah	10 days Single Premium paid less any Withdrawals	30 days Single Premium paid less any Withdrawals
Virginia	10 days Accumulation Value, adjusted for any MVA	Same
West Virginia	10 days Single Premium paid less any Withdrawals	30 days Accumulation Value, adjusted for any MVA
Wyoming	10 days Accumulation Value, adjusted for any MVA	20 days Single Premium paid less any Withdrawals

If you decide to return the Contract, you must deliver it:
•	To us at our Customer Service (the address of which appears on page ); or
•	To your agent/registered representative.

Non-Waiver
We may, in our discretion, elect not to exercise a right, privilege or option under the Contract.  Such election will not constitute our waiver of the right to exercise the right, privilege or option at a later date, nor will it constitute a waiver of any provision of the Contract.

Special Arrangements
We may reduce or waive any Contract fees or charges for certain group or sponsored arrangements, under special programs, and for certain employees, agents, and related persons of our parent corporation and its affiliates.  We reduce or waive these items based on expected economies, and the variations are based on differences in costs or services.

Contract Distribution
The Company’s subsidiary, Voya Financial Partners, LLC, became the principal underwriter (distributor) for the Contract. Voya financial Partners, LLC was organized under the laws of the State of Delaware on November 28, 2000, and is registered as a broker/dealer with the Securities and Exchange Commission. Voya Financial Partners, LLC is a member of the Financial Industry Regulatory Authority and the Securities Investor Protection Corporation. Voya Financial Partners, LLC’s principal office is located at One Orange Way, Windsor, Connecticut 06095-4774.

State Regulation
We are regulated by the Insurance Department of the State of Connecticut.  We are also subject to the insurance laws and regulations of all jurisdictions in which we do business.  The Contract offered by this prospectus has been approved where required by such jurisdictions.  We are required to submit annual statements of our operations, including financial statements, to the insurance departments of the various jurisdictions in which we do business to allow regulators to access our solvency and compliance with state insurance laws and regulations.

Legal Proceedings
We are not aware of any pending legal proceedings that are likely to have a material adverse effect upon the Company’s ability to meet its obligations under the contract, Voya Financial Partners, LLC’s ability to distribute the contract or upon the separate account.

•
Litigation. Notwithstanding the foregoing, the Company and/or Voya Financial Partners, LLC, is a defendant in a number of litigation matters arising from the conduct of its business, both in the ordinary course and otherwise. In some of these matters, claimants seek to recover very large or indeterminate amounts, including compensatory, punitive, treble and exemplary damages. Certain claims may be asserted as class actions. Modern pleading practice in the U.S. permits considerable variation in the assertion of monetary damages and other relief. The variability in pleading requirements and past experience demonstrates that the monetary and other relief that may be requested in a lawsuit or claim oftentimes bears little relevance to the merits or potential value of a claim.

•
Regulatory Matters. As with other financial services companies, the Company and its affiliates, including Voya Financial Partners, LLC, periodically receive informal and formal requests for information from various state and federal governmental agencies and self-regulatory organizations in connection with inquiries and investigations of the products and practices of the Company or the financial services industry. It is the practice of the Company to cooperate fully in these matters.

The outcome of a litigation or regulatory matter and the amount or range of potential loss is difficult to forecast and estimating potential losses requires significant management judgment. It is not possible to predict the ultimate outcome for all pending litigation and regulatory matters and given the large and indeterminate amounts sought and the inherent unpredictability of such matters, it is possible that an adverse outcome in certain litigation or regulatory matters could, from time to time, have a material adverse effect upon the Company's results of operations or cash flows in a particular quarterly or annual period.

Legal Matters
The Company’s organization and authority, and the Contract’s legality and validity, have been passed on by the Company’s legal department.

Experts
The financial statements of the Company appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 202 3 (including schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The primary business address of Ernst & Young LLP is The Frost Tower, Suite 1901, 111 West Houston Street, San Antonio, TX 78205.

Further Information
This prospectus does not reflect all of the information contained in the registration statement, of which this prospectus is part.  Portions of the registration statement have been omitted from this prospectus as allowed by the SEC.  You may obtain the omitted information from the offices of the SEC, as described below.  We are required by the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, to file periodic reports and other information with the SEC.  You may inspect or copy information concerning the Company at the Public Reference Room of the SEC at:

Securities and Exchange Commission
100 F Street NE, Room 1580
Washington, DC 20549

You may also obtain copies of these materials at prescribed rates from the Public Reference Room of the above office.  More information on the operation of the Public Reference Room is available by calling the SEC at either 1‑800-SEC-0330 or 1-202-551-8090 or by e-mailing publicinfo@sec.gov. You may also find more information about the Company by visiting the Company’s homepage on the internet at www.voya.com.

Our filings are available to the public on the SEC’s website at www.sec.gov.  (This uniform resource locator (“URLs”) are an inactive textual references only and are not intended to incorporate the SEC website or our website into this prospectus.)  When looking for more information about the Contract, you may find it useful to use the number assigned to the registration statement under the Securities Act of 1933.  This number is 333- 278858 .

Incorporation of Certain Documents by Reference
The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus, which means that incorporated document is considered part of this prospectus.  We can disclose important information to you by referring you to this document.  This prospectus incorporates by reference the Annual Report on Form 10-K for the year ended December 31, 202 3 . The Form 10-K contains additional information about the Company and includes certified financial statements as of December 31, 202 3 and 20 22 , and for each of the three years in the period ended December 31, 202 3 .  We were not required to file any other reports pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 30, 202 3 .  All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into the prospectus.  The registration statement, of which this prospectus is a part, and our Exchange Act filings are available to the public on the SEC’s website at www.sec.gov, and we file these documents electronically according to EDGAR under CIK No. 0000837010.

You may request a free copy of any documents incorporated by reference in this prospectus (including any exhibits that are specifically incorporated by reference in them).  Please direct your request to:
Security Life Of Denver Insurance Company as Administrator for
Voya Retirement Insurance and Annuity Company
Customer Service
P.O. Box 981332, Boston, MA 02298
customer.resolutionlife.us
1-877-886-5050

Inquiries
You may contact us directly by writing or calling us at the address or phone number shown above.

Federal Tax Considerations

Introduction
The contract described in this prospectus is designed to be treated as an annuity for U.S. federal income tax purposes.  This section discusses our understanding of current federal income tax laws affecting the contract.  The U.S. federal income tax treatment of the contract is complex and sometimes uncertain.  You should keep the following in mind when reading it:
•	Your tax position (or the tax position of the beneficiary, as applicable) determines the federal taxation of amounts held or paid out under the contract;
•	Tax laws change. It is possible that a change in the future could affect contracts issued in the past, including the contract described in this prospectus;
•
This section addresses some, but not all, applicable federal income tax rules and generally does not discuss federal estate and gift tax implications, state and local taxes or any other tax provisions;

•	We do not make any guarantee about the tax treatment of the contract or transactions involving the contract; and
•	No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

We do not intend this information to be tax advice. No attempt is made to provide more than a general summary of information about the use of the contract with non-tax-qualified and tax-qualified retirement arrangements, and the Tax Code may contain other restrictions and conditions that are not included in this summary. You should consult with a tax and/or legal adviser for advice about the effect of federal income tax laws, state tax laws or any other tax laws affecting the contract or any transactions involving the contract.

Types of Contracts:  Nonqualified and Qualified
The Contract described in this prospectus may be purchased on a non-tax-qualified basis (nonqualified contracts) or on a tax-qualified basis (qualified contracts).

Nonqualified Contracts. Nonqualified Contracts do not receive the same tax benefits as are afforded to contracts funding qualified plans. You may not deduct the amount of your premium payments to a nonqualified Contract.  Rather, nonqualified contracts are purchased with after-tax contributions to save money, generally for retirement, with the right to receive annuity payments for either a specified period of time or over a lifetime.

Qualified Contracts. Qualified contracts are designed for use by individuals and/or employers whose premium payments are comprised solely of proceeds from and/or contributions to retirement plans or programs that are intended to qualify as plans or programs entitled to special favorable income tax treatment under Sections 408 or 408A of the Tax Code. Employers or individuals intending to use the Contract with such plans should seek legal and tax advice.

Taxation of Nonqualified Contracts

Taxation of Gains Prior to Distribution or Annuity Starting Date
General.  Tax Code Section 72 governs the federal income taxation of annuities in general. We believe that if you are a natural person (in other words, an individual) you will generally not be taxed on increases in the value of a nonqualified contract until a distribution occurs or until annuity payments begin. This assumes that the contract will qualify as an annuity contract for federal income tax purposes. For these purposes, the agreement to collaterally assign or pledge any portion of the contract value will be treated as a distribution. In order to be eligible to receive deferral of taxation, the following requirements must be satisfied:
•
Required Distributions. In order to be treated as an annuity contract for federal income tax purposes, the Tax Code requires a nonqualified contract to contain certain provisions specifying how your interest in the contract will be distributed in the event of your death. The nonqualified contracts contain provisions that are intended to comply with these Tax Code requirements, although no regulations interpreting these requirements have yet been issued. When such requirements are clarified by regulation or otherwise, we intend to review such distribution provisions and modify them if necessary to assure that they comply with the applicable requirements;.

•
Non-Natural Owners of a Non-Qualified Contract. If the owner of the contract is not a natural person (in other words, is not an individual), a nonqualified contract generally is not treated as an annuity for federal income tax purposes and the income on the contract for the taxable year is currently taxable as ordinary income. Income on the contract is any increase in the Contract value over the “investment in the contract” (generally, the premium payments or other consideration you paid for the contract less any nontaxable withdrawals) during the taxable year. There are some exceptions to this rule and a non-natural person should consult with a tax and/or legal adviser before purchasing the contract. When the contract owner is not a natural person, a change in the annuitant is treated as the death of the contract owner for purposes of the required distribution rules described above; and

•
Delayed Annuity Starting Date. If the contract’s annuity starting date occurs (or is scheduled to occur) at a time when the annuitant has reached an advanced age (e.g., after age 95), it is possible that the contract would not be treated as an annuity for federal income tax purposes. In that event, the income and gains under the contract could be currently includible in your income.

Taxation of Distributions

General.  When a withdrawal from a nonqualified contract occurs before the contract’s annuity starting date, the amount received will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the contract value (unreduced by the amount of any surrender charge) immediately before the distribution over the contract owner’s investment in the contract at that time. A market value adjustment, if applicable, could increase the contract value. Investment in the contract is generally equal to the amount of all premium payments to the contract, plus amounts previously included in your gross income as the result of certain loans, collateral assignments or gifts, less the aggregate amount of non-taxable distributions previously made.

In the case of a surrender under a nonqualified contract, the amount received generally will be taxable only to the extent it exceeds the contract owner’s investment in such contract (cost basis).

10% Penalty Tax.  A distribution from a nonqualified contract may be subject to a penalty tax equal to 10% of the amount treated as income.  In general, however, there is no penalty tax on distributions:
•	Made on or after the taxpayer reaches age 59½;
•	Made on or after the death of the contract owner (or the Annuitant, if the contract owner is a non-natural person);
•	Attributable to the taxpayer’s becoming “disabled,” as defined in the Tax Code;
•
Made as part of a series of substantially equal periodic payments (at least annually) over your life or life expectancy or the joint lives or joint life expectancies of you and your designated beneficiary; or

•	The distribution is allocable to investment in the contract before August 14, 1982.

The 10% penalty tax does not apply to distributions from an immediate annuity as defined in the Tax Code.  Other exceptions may be applicable under certain circumstances and special rules may be applicable in connection with the exceptions enumerated above.  A tax and/or legal adviser should be consulted with regard to exception from the  penalty tax.

Tax-Free Exchanges.  Section 1035 of the Tax Code permits the exchange of a life insurance, endowment or annuity contract for an annuity contract on a tax-free basis.  In such instance, the “investment in the contract” in the old contract will generally carry over to the new contract.  You should consult with your tax and/or legal adviser regarding the procedures for making a Section 1035 exchange.

If your Contract is purchased through a tax-free exchange of an annuity contract that was purchased prior to August 14, 1982, then any distributions other than annuity payments, will be treated, for tax purposes, as coming:
•	First, from any remaining “investment in the contract” made prior to August 14, 1982 and exchanged into the Contract;
•	Next, from any “income on the contract” attributable to the investment made prior to August 14, 1982;
•	Then, from any remaining “income on the contract”; and
•	Lastly, from any remaining “investment in the contract.”

In certain instances, the partial exchange of a portion of one annuity contract for another contract is a tax-free exchange. Pursuant to IRS guidance, receipt of partial withdrawals or surrenders from either the original contract or the new contract during the 180 day period beginning on the date of the partial exchange may retroactively negate the partial exchange. If the partial exchange is retroactively negated, the partial withdrawal or surrender of the original contract may be treated as a withdrawal, taxable as ordinary income to the extent of gain in the original contract and, if the partial exchange occurred prior to you reaching age 59½, may be subject to an additional 10% penalty tax.  We are not responsible for the manner in which any other insurance company, for tax reporting purposes, or the IRS, with respect to the ultimate tax treatment, reports or recognizes a partial exchange. We strongly advise you to discuss any proposed 1035 exchange or subsequent distribution within 180 days of a partial exchange with your tax and/or legal adviser prior to proceeding with the transaction.

Taxation of Annuity Payments.  Although tax consequences may vary depending on the payment option elected under an annuity contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income.  The non-taxable portion of an annuity payment is generally determined in a manner that is designed to allow you to recover your investment in the contract ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments start.  Once your investment in the contract has been fully recovered, however, the full amount of each subsequent annuity payment is subject to tax as ordinary income.

Annuity contracts that are partially annuitized are treated as separate contracts with their own annuity starting date and exclusion ratio.  Specifically, an exclusion ratio will be applied to any amount received as an annuity under a portion of the annuity contract, provided that annuity payments are made for a period of 10 years or more or for life.  Please consult your tax and/or legal adviser before electing a partial annuitization.

Death Benefit.  Amounts may be distributed from a contract because of your death or the death of the annuitant.
Different distribution requirements apply if your death occurs:
•	After you begin receiving annuity payments under the contract; or
•	Before you begin receiving such distributions.

If your death occurs after you begin receiving annuity payments, distributions must be made at least as rapidly as under the method in effect at the time of your death.

If your death occurs before you begin receiving annuity payments, your entire balance must be distributed within five years after the date of your death. For example, if you die on September 1, 2021, your entire balance must be distributed by August 31, 2026. However, if distributions begin within one year of your death, then payments may be made over one of the following timeframes:
•	Over the life of the designated beneficiary; or
•	Over a period not extending beyond the life expectancy of the designated beneficiary.

If the designated beneficiary is your spouse, the contract may be continued with the surviving spouse as the new contract owner. If the contract owner is a non-natural person and the primary annuitant dies or is changed, the same rules apply as outlined above for the death of a contract owner.

Generally, amounts distributed from a contract because of your death or the death of the annuitant prior to the time annuity payments begin are includible in the income of the recipient as follows:
•	If distributed in a lump sum, they are taxed in the same manner as a surrender of the contract; or
•	If distributed under a payment option, they are taxed in the same way as annuity payments.

Special rules may apply to amounts distributed after a beneficiary has elected to maintain the contract value and receive payments.

If the death occurs after annuity payments begin, a guaranteed period exists under the annuity option selected, and the annuitant dies before the end of that period, payments made for the remainder of that period are includible in income as follows:
•	If distributed in a lump sum, they are included in income to the extent that they exceed the unrecovered investment in the contract at that time; or
•
If distributed in accordance with the existing annuity option selected, they are fully excluded from income until the remaining investment in the contract is deemed to be recovered, and all payments thereafter are fully includible in income.

Some contracts offer a death benefit that may exceed the greater of the premium payments and the contract value. Certain charges are imposed with respect to these death benefits. It is possible that these charges (or some portion thereof) could be treated for federal tax purposes as a distribution from the contract.

Collateral Assignments, Pledges, Gratuitous Transfers and Other Issues.  A pledge or collateral assignment (or agreement to pledge or collaterally assign) any portion of the contract value of a nonqualified contract, is treated as a distribution of such amount or portion.  If the entire contract value is pledged or collaterally assigned, subsequent increases in the contract value are also treated as distributions for as long as the pledge or collateral assignment remains in place.  The investment in the contract is increased by the amount includible in income with respect to such pledge or collateral assignment, though it is not affected by any other aspect of the pledge or collateral assignment (including its release).

If an owner transfers a non-qualified contract without adequate consideration (a gratuitous transfer) to a person other than the owner’s spouse (or to a former spouse incident to a divorce), the owner must include in income the difference between the “cash surrender value” and the investment in the contract at the time of the transfer.  In such case, the transferee’s investment in the contract will be increased to reflect the amount that is included in the transferor’s income.  The exceptions for transfers to an owner’s spouse or former spouse are limited to individuals who are treated as spouses under federal law.

The designation of an annuitant or payee other than an owner may result in certain tax consequences to you that are generally not discussed herein.

Anyone contemplating any pledges, collateral assignments, gratuitous transfers, or other designations, should consult a tax and/or legal adviser regarding the potential tax effects of such a transaction.

Multiple Contracts.  Tax laws require that all nonqualified annuity contracts that are issued by a company or its affiliates to the same contract owner during any calendar year be treated as one annuity contract for purposes of determining the amount includible in gross income under Tax Code Section 72(e).  In addition, the Treasury Department has specific authority to issue regulations that prevent the avoidance of Tax Code Section 72(e) through the serial purchase of annuity contracts or otherwise.

Net Investment Income Tax.  A net investment income tax of 3.8% will apply to some types of investment income.  This tax will apply to all taxable distributions from nonqualified contracts.  This tax only applies to taxpayers with “modified adjusted gross income” above $250,000 in the case of married couples filing jointly or a qualifying widow(er) with dependent child, $125,000 in the case of married couples filing separately, and $200,000 for all others.

Withholding.  We will withhold and remit to the IRS a part of the taxable portion of each distribution made under a Contract unless the distributee notifies us at or before the time of the distribution that he or she elects not to have any amounts withheld.  Withholding is mandatory, however, if the distributee fails to provide a valid taxpayer identification number, if we are notified by the IRS that the taxpayer identification number we have on file is incorrect, or if payment is made outside of the U.S.  The withholding rates applicable to the taxable portion of periodic annuity payments are the same as the withholding rates generally applicable to payments of wages.  In addition, a 10% withholding rate applies to the taxable portion of non-periodic payments.  Regardless of whether you elect to have federal income tax withheld, you are still liable for payment of federal income tax on the taxable portion of the payment.

Certain states have indicated that state income tax withholding will also apply to payments from the Contracts made to residents.  Generally, an election out of federal withholding will also be considered an election out of state withholding.  In some states, you may elect out of state withholding, even if federal withholding applies.  If you need more information concerning a particular state or any required forms, please contact Customer Service.

If the payee is a non-resident alien, then U.S. federal withholding on taxable distributions will generally be at 30% rate, unless a lower tax treaty rate applies.  We may require additional documentation prior to processing any requested transaction.

If the payee of a distribution from the contract is a foreign financial institution (“FFI”) or a non-financial foreign entity (“NFFE”) within the meaning of the Tax Code as amended by the Foreign Account Tax Compliance Act (“FATCA”), the distribution could be subject to U.S. federal withholding tax on the taxable amount of the distribution at a 30% rate irrespective of the status of any beneficial owner of the contract or the distribution.  The rules relating to FATCA are complex, and a tax advisor should be consulted if an FFI or NFFE is or may be designated as a payee with respect to the contract.

Taxation of Qualified Contracts

Eligible Retirement Plans and Programs.

The contract may be purchased with the following retirement plans and programs to accumulate retirement savings:
• Individual Retirement Annuities (“IRA”) and Roth IRA.  Section 408 of the Tax Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity (“IRA”).  Certain employers may establish Simplified Employee Pension (“SEP”) or Savings Incentive Match Plan for Employees (“SIMPLE”) plans to provide IRA contributions on behalf of their employees.  Section 408A of the Tax Code permits certain eligible individuals to contribute to a Roth IRA, which provides for tax-free distributions, subject to certain restrictions.  The IRS has not reviewed the contracts described in this prospectus for qualification as IRAs and has not addressed, in a ruling of general applicability, whether the contract’s death benefit provisions comply with IRA qualification requirements.

The Company may offer or have offered the Contract for use with certain other types of qualified plans. Please see your contract and consult with your tax adviser if you have questions about other types of plan arrangements not discussed herein.

Special Considerations for IRAs. IRAs are subject to limits on the amounts that can be contributed, the deductible amount of the contribution, the persons who may be eligible, and the time when distributions commence. Contributions to IRAs must be made in cash or as a rollover or a transfer from another eligible plan. Also, distributions from IRAs, individual retirement accounts, and other types of retirement plans may be “rolled over” on a tax-deferred basis into an IRA.  You may roll over a distribution from an IRA to an IRA only once in any 12 month period.  You will not be able to roll over any portion of an IRA distribution if you rolled over any other IRA distribution during the preceding one-year period.  This limit applies by aggregating all of your IRAs, including SEP and SIMPLE IRAs as well as traditional and Roth IRAs, effectively treating them as one IRA for purposes of this limit.  Please note that this one-rollover-per-year rule does not apply to: (1) the conversion of a traditional IRA to a Roth IRA, (2) a rollover to or from a qualified plan, or (3) a trustee-to-trustee transfer between IRAs. Please consult your own tax and/or legal adviser if you have additional questions about these rules.

Early distributions from SIMPLE IRAs made within 2 years of beginning participation in the SIMPLE IRA are subject to a 25% early distribution tax.

Special Considerations for Roth IRAs. Contributions to a Roth IRA are subject to limits on the amount of contributions and the persons who may be eligible to contribute.  Roth IRA contributions are not deductible, and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA, or eligible plan.  Individuals may convert an IRA, SEP, or a SIMPLE to a Roth IRA.  Such rollovers and conversions are subject to tax, and other special rules may apply. A conversion of a traditional IRA to a Roth IRA, and a rollover from any other eligible retirement plan to a Roth IRA, made after December 31, 2017, cannot be recharacterized as having been made to a traditional IRA.

You will not be able to roll over any portion of a Roth IRA distribution if you rolled over any other IRA distribution during the preceding one-year period.  This limit applies by aggregating all of your IRAs, including SEP and SIMPLE IRAs as well as traditional and Roth IRAs, effectively treating them as one IRA for purposes of this limit.  Please note that this one-rollover-per-year rule does not apply to: (1) the conversion of a traditional IRA to a Roth IRA, (2) a rollover to or from a qualified plan, or (3) a trustee-to-trustee transfer between Roth IRAs.  Please consult your own tax and/or legal adviser if you have additional questions about these rules.

A 10% penalty tax may apply to amounts attributable to a conversion to a Roth IRA if the amounts are distributed during the five taxable years beginning with the year in which the conversion was made.

Taxation

The tax rules applicable to qualified contracts vary according to the type of qualified contract, the specific terms and conditions of the qualified contract and the terms and conditions of the qualified plan or program. The ultimate effect of federal income taxes on the amounts held under a qualified contract, or on income phase (i.e., annuity) payments from a qualified contract, depends on the type of qualified contract or program as well as your particular facts and circumstances. Special favorable tax treatment may be available for certain types of contributions and distributions. In addition, certain requirements must be satisfied in purchasing a qualified contract with proceeds from a tax-qualified plan or program in order to continue receiving favorable tax treatment.

Adverse tax consequences may result from:
•	Contributions in excess of specified limits;
•	Distributions before age 59½ (subject to certain exceptions);
•	Distributions that do not conform to specified commencement and minimum distribution rules; and
•	Other specified circumstances.

Some qualified plans and programs are subject to additional distribution or other requirements that are not incorporated into the contract described in this prospectus. No attempt is made to provide more than general information about the use of the contract with qualified plans and programs. Contract owners, sponsor employers, participants, annuitants, and beneficiaries are cautioned that the rights of any person to any benefit under these qualified plans and programs may be subject to the terms and conditions of the plan or program, regardless of the terms and conditions of the contract. The Company is not bound by the terms and conditions of such plans and programs to the extent such terms contradict the language of the contract, unless we consent in writing.

Contract owners, sponsor employers, participants, annuitants, and beneficiaries generally are responsible for determining that contributions, distributions and other transactions with respect to the contract comply with applicable law. Therefore, you should seek tax and/or legal advice regarding the suitability of a contract for your particular situation. The following discussion assumes that qualified contracts are purchased with proceeds from and/or contributions under retirement plans or programs that qualify for the intended special federal tax treatment.

Tax Deferral. Under federal tax laws, earnings on amounts held in annuity contracts used as an IRA or Roth IRA are generally not taxed until they are withdrawn. However, in the case of a qualified plan (as described in this prospectus), an annuity contract is not necessary to obtain this favorable tax treatment accorded an IRA or Roth IRA under Section 408 or 408A of the Tax Code, respectively. Annuities do provide other features and benefits (such as the guaranteed death benefit or the option of lifetime income phase options at established rates) that may be valuable to you. You should discuss your alternatives with a qualified financial representative taking into account the additional fees and expenses you may incur in an annuity.

Contributions

In order to be excludable from gross income for federal income tax purposes, total annual contributions to certain qualified plans and programs are limited by the Tax Code.  We provide general information on these requirements for certain plans and programs below.  You should consult with your tax and/or legal adviser in connection with contributions to a qualified contract.

Repeal of Maximum Age for Contributions to a Traditional IRA. The SECURE Act eliminated the maximum age after which contributions to a traditional IRA were not allowed.  Consequently, individuals who have attained age 70½ will no longer be prohibited from making non-rollover contributions to traditional IRAs.

Traditional and Roth IRAs.  You are eligible to contribute to a traditional IRA if you have compensation includible in income for the taxable year.  For 202 4 , the contribution to your traditional IRA cannot exceed the lesser of $ 7 ,000 or your taxable compensation.  If you are age 50 or older, you can make an additional catch-up contribution of $1,000.  Contributions to a traditional IRA may be deductible depending on your modified adjusted gross income (“MAGI”), tax filing status, and whether you or your spouse are an active participant in a retirement plan.

You may be eligible to contribute to a Roth IRA if you have compensation includible in income for the year.  For 2020, the contribution to a Roth IRA cannot exceed the lesser of $ 7 , 5 00 or your taxable compensation.  If you are age 50 or older, you can make an additional catch up contribution of $1,000.  The amount you can contribute to a Roth IRA is reduced by the amount of any contributions you make to an individual retirement plan for your benefit (not including SEPs or SIMPLE IRAs).  Your ability to contribute to a Roth IRA may be further limited by your MAGI and tax filing status.  Contributions to a Roth IRA are not deductible.

Distributions – General

Certain tax rules apply to distributions from the Contract.  A distribution is any amount taken from your Contract including withdrawals, income phase (i.e., annuity) payments and death benefit proceeds.  If a portion of a distribution is taxable, the distribution will be reported to the IRS.

IRAs.  All distributions from an IRA are taxed as received unless either one of the following is true:
•	The distribution is directly transferred to another IRA or to a plan eligible to receive rollovers as permitted under the Tax Code; or
•	You made after-tax contributions to the IRA. In this case, the distribution will be taxed according to the rules detailed in the Tax Code.

10% Additional Tax.  The Tax Code imposes a 10% additional tax on the taxable portion of any distribution from a traditional or Roth IRA.

Exceptions to the 10% additional tax may apply if:
•	You have attained age 59½;
•	You have become “disabled,” as defined in the Tax Code;
•	You have died and the distribution is to your beneficiary;
•	The distribution amount is rolled over tax free into another eligible retirement plan or to a traditional or Roth IRA in accordance with the terms of the Tax Code;
•	The distribution is paid directly to the government in accordance with an IRS levy;
•	The distribution is a qualified reservist distribution as defined under the Tax Code;
•	The distribution is a qualified birth or adoption distribution;
•	The distribution is eligible for penalty relief extended to victims of certain natural disasters;
•	You have unreimbursed medical expenses that are deductible (without regard to whether you itemized deductions);
•
The distribution amount is made in substantially equal periodic payments (at least annually) over your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated beneficiary;

•	The distributions are not more than the cost of your medical insurance due to a period of unemployment (subject to certain conditions);
•	The distributions are not more than your qualified higher education expenses;
•	The distribution is paid to a terminally ill individual;
•	The withdrawal is paid for certain emergency expenses;
•	The distribution is paid to an eligible domestic abuse victim; or
•	You use the distribution to buy, build or rebuild a first home;

The Tax Code may provide other exceptions or impose other penalty taxes on other circumstances.

Qualified Distributions - Roth IRA. A partial or full distribution of premium payments to a Roth IRA account and earnings credited on those premium payments will be excludable from income if it is a qualified distribution. A “qualified distribution” from a Roth IRA account is defined as a distribution that meets the following two requirements:

•	The distribution occurs after the five-year taxable period measured from the earlier of:
>
The first taxable year you, as applicable, made a contribution to a Roth IRA or a designated Roth contribution to any designated Roth account established for you under the same applicable retirement plan as defined in Tax Code Section 402A; or

>
If a rollover contribution was made from a designated Roth account previously established for you under another applicable retirement plan, the first taxable year for which you made a designated Roth contribution to such previously established account; AND

•	The distribution occurs after you attain age 59½, die with payment being made to your beneficiary or estate, or become disabled as defined in the Tax Code.

A distribution from a Roth account that is not a qualified distribution is includible in gross income under the Tax Code in proportion to your investment in the contract (basis) and earnings on the contract.

Distributions - Eligibility
Distributions from qualified plans (as described in this prospectus) generally may occur only upon the occurrence of certain events.  The terms of your plan will govern when you are eligible to take a distribution from the plan.  The following describes circumstances when you may be able to take a distribution from certain more common types of plans.

Lifetime Required Minimum Distributions (IRAs).  To avoid certain tax penalties, you and any designated beneficiary must also satisfy the required minimum distribution rules set forth in the Tax Code.  These rules may dictate the following:
•	The start date for distributions;
•	The time period in which all amounts in your Contract(s) must be distributed; and
•	Distribution amounts.

Start Date.  Generally, you must begin receiving distributions by April 1 of the calendar year following the calendar year in which you attain age 72 (age 70½ if born before July 1, 1949) or in the case of an employer-sponsored plan, April 1 of the calendar year following the calendar year in which you retire, whichever occurs later.

Time Period.  You must receive distributions from the contract over a period not extending beyond one of the following time periods:
•	Over your life or the joint lives of you and your designated beneficiary; or
•	Over a period not greater than your life expectancy or the joint life expectancies of you and your designated beneficiary.

Distribution Amounts.  The amount of each required distribution must be calculated in accordance with Tax Code Section 401(a)(9).  Before annuity payments begin, the required minimum distribution amount is generally determined by dividing the entire interest in the account as of December 31 of the preceding year by the applicable distribution period. The entire interest in the account includes the amount of any outstanding rollover, transfer, and recharacterization, if applicable, and the actuarial present value of other benefits provided under the account, such as guaranteed death benefits and any optional living benefit. If annuity payments have begun under an annuity option that satisfies the Tax Code section 401(a)(9) regulations, such payments will generally be viewed as satisfying your required minimum distribution.

50% Excise Tax.  If you fail to receive the minimum required distribution for any tax year, a 50% excise tax is imposed on the required amount that was not distributed. In certain circumstances this excise tax may be waived by the IRS.

Roth IRAs.  Required minimum distributions are not applicable to Roth IRA.

Further information regarding required minimum distributions may be found in your contract or certificate.

Required Distributions upon Death (IRAs and Roth IRAs).
Upon your death, any remaining interest in an IRA or qualified retirement plan must be distributed in accordance with federal income tax requirements under Section 401(a)(9) of the Tax Code. The death benefit provisions of your contract will be interpreted to comply with those requirements. The SECURE Act amended the post-death distribution requirements that are generally applicable with respect to deaths occurring after 2019. The post-death distribution requirements under prior law continue to apply in certain circumstances.

Prior Law. Under prior law, if you die prior to the required beginning date, the remaining interest must be distributed (1) within five years after the death (the “5-year rule”); or (2) over the life of the designated beneficiary, or over a period not extending beyond the life expectancy of the designated beneficiary, provided that such distributions commence within one year after death (the “lifetime payout rule”). If you die on or after the required beginning date (including after the date distributions have commenced in the form of an annuity), the remaining interest must be distributed at least as rapidly as under the method of distribution being used as of the date of death (the “at-least-as-rapidly rule”).

The New Law. Under the new law, if you die after 2019, and you have a designated beneficiary, any remaining interest must be distributed within ten years after your death, unless the designated beneficiary is an eligible designated beneficiary (“EDB”) or some other exception applies. A designated beneficiary is any individual designated as a beneficiary by you, the IRA owner or employee. An EDB is any designated beneficiary who is (1) your surviving spouse; (2) your minor child; (3) disabled; (4) chronically ill; or (5) an individual not more than ten years younger than you. An individual’s status as an EDB is determined on the date of your death.

This ten-year post-death distribution period applies regardless of whether you die before your required beginning date or you die on or after that date (including after distributions have commenced in the form of an annuity). However, if the beneficiary is an EDB and the EDB dies before the entire interest is distributed under this ten-year rule, the remaining interest must be distributed within ten years after the EDB’s death (i.e., a new ten-year distribution period begins).

Instead of taking distributions under the new ten-year rule, an EDB can stretch distributions over life, or over a period not extending beyond life expectancy, provided that such distributions commence within one year of your death, subject to certain special rules. In particular, if the EDB dies before the remaining interest is distributed under this stretch rule, the remaining interest must be distributed within ten years after the EDB’s death (regardless of whether the remaining distribution period under the stretch rule was more or less than ten years). In addition, if your minor child is an EDB, the child will cease to be an EDB on the date the child reaches the age of majority, and any remaining interest must be distributed within ten years after that date (regardless of whether the remaining distribution period under the stretch rule was more or less than ten years).

If your beneficiary is not an individual, such as a charity, your estate, or in some cases a trust, any remaining interest after your death generally must be distributed under prior law in accordance with the 5-year rule or the at-least-as-rapidly rule, as applicable (but not the lifetime payout rule). However, if your beneficiary is a trust and all the beneficiaries of the trust are individuals, the new law may apply pursuant to special rules that treat the beneficiaries of the trust as designated beneficiaries, including special rules allowing a beneficiary of a trust who is disabled or chronically ill to stretch the distribution of their interest over their life or life expectancy in some cases. You should consult a professional tax adviser about the federal income tax consequences of your beneficiary designations, particularly if a trust is involved.

More generally, the new law applies if you die after 2019, subject to several exceptions. In particular, if your plan is maintained pursuant to one or more collective bargaining agreements, the new law applies to your interest in that plan if you die after 2021 (unless the collective bargaining agreements terminate earlier).

In addition, the new post-death distribution requirements generally do not apply if the IRA owner or employee died prior to January 1, 2020. However, if the designated beneficiary of the deceased IRA owner or employee dies after January 1, 2020, any remaining interest must be distributed within ten years of the designated beneficiary’s death. Hence, this ten-year rule generally will apply to a contract issued prior to 2020 which continues to be held by a designated beneficiary of an IRA or employee who died prior to 2020.

It is important to note that under prior law, annuity payments that commenced under a method that satisfied the distribution requirements while the IRA owner or employee was alive could continue to be made under that method after the death of the IRA owner or employee. Under the new law, however, if you commence taking distributions in the form of an annuity that can continue after your death, such as in the form of a joint and survivor annuity or an annuity with a guaranteed period of more than ten years, any distributions after your death that are scheduled to be made beyond the applicable distribution period imposed under the new law might need to be accelerated at the end of that period (or otherwise modified after your death if permitted under federal tax law and by us) in order to comply with the new post-death distribution requirements.

Certain transition rules may apply. Please consult your tax adviser.

Start Dates for Spousal Beneficiaries. Under the new law, as under prior law, if your beneficiary is your spouse, your surviving spouse can delay the application of the post-death distribution requirements until after your surviving spouse’s death by transferring the remaining interest tax-free to your surviving spouse’s own IRA, or by treating your IRA as your surviving spouse’s own IRA.

The post-death distribution requirements are complex and unclear in numerous respects. The Internal Revenue Service and U.S. Department of the Treasury have issued very little guidance on the new law. In addition, the manner in which these requirements will apply will depend on your particular facts and circumstances. You should consult a professional tax adviser for tax advice as to your particular situation.

The Contract provides that upon your death, a surviving spouse may have certain continuation rights that he or she may elect to exercise for the Contract’s death benefit and any joint-life coverage under an optional living benefit.  All Contract provisions relating to spousal continuation are available only to a person who meets the definition of “spouse” under federal law. The U.S. Supreme Court has held that same-sex marriages must be permitted under state law and that marriages recognized under state law will be recognized for federal law purposes. Domestic partnerships and civil unions that are not recognized as legal marriages under state law, however, will not be treated as marriages under federal law.  Consult a tax adviser for more information on this subject.

Temporary Rules Under the CARES Act

On March 27, 2020, Congress passed and the President signed into law the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). Among other provisions, the CARES Act includes temporary relief from certain of the tax rules applicable to IRAs and qualified plans. The scope and availability of this temporary relief may vary depending on a number of factors, including (1) the type of IRA or plan with which the contract is used; (2) whether a plan sponsor implements a particular type of relief; (3) your specific circumstances; and (4) future guidance issued by the Internal Revenue Service and the Department of Labor. You should consult with a tax and/or legal adviser to determine if relief is available to you before taking or failing to take any actions involving the IRA or other qualified contract.

Required Minimum Distributions. The CARES Act waives the requirement to take certain minimum distributions from IRA and defined contribution plans. For example, individuals who reached age 70 ½ before 2020 and were still employed, but terminated employment in 2020, would generally have a 2020 RMD due by April 1, 2021 from their workplace retirement plan.  This RMD is waived as part of the CARES Act relief.

The relief also applies both to lifetime and post-death minimum distributions due in 2020. In that regard, the CARES Act also provides that if the post-death five-year rule described above under “Required Distributions Upon Death” applies, the five-year period is determined without regard to calendar year 2020. It is unclear whether this special exception extends to the ten-year period also described above under that same heading.

Distributions. The CARES Act made it easier to access savings in IRAs and workplace retirement plans for those affected by the coronavirus.  This relief provided favorable tax treatment for certain withdrawals from retirement plans and IRAs, including expanded loan options.  While the CARES Act provides for special federal tax treatment for coronavirus-related distributions from IRAs and most types of qualified retirement plans, this favorable tax treatment may not apply for state and local tax purposes.  You should consult a professional tax adviser for tax advice as to your particular situation.

Withholding

Any taxable distributions under the Contract are generally subject to withholding.  Federal income tax withholding rates vary according to the type of distribution and the recipient’s tax status.

IRAs and Roth IRAs.  Generally, you or, if applicable, a designated beneficiary may elect not to have tax withheld from distributions. Withholding is mandatory, however, if the distributee fails to provide a valid taxpayer identification number, if we are notified by the IRS that the taxpayer identification number we have on file is incorrect, or if the payment is made outside of the U.S. Regardless of whether you elect to have federal income tax withheld, you are still liable for payment of federal income tax on the taxable portion of the payment.

Non-Resident Aliens.  If you or your designated beneficiary is a non-resident alien, withholding will generally be 30% based on the individual’s citizenship, the country of domicile and tax treaty status.

Assignment and Other Transfers

IRAs and Roth IRAs.  The Tax Code does not allow a transfer or assignment of your rights under these Contracts except in limited circumstances.  Adverse tax consequences may result if you assign or transfer your interest in such a Contract to persons other than your spouse incident to a divorce.  Anyone contemplating such an assignment or transfer should consult your tax and/or legal adviser regarding the potential tax effects of such a transaction if you are contemplating such an assignment or transfer.

Same-Sex Marriages
The contract provides that upon your death a surviving spouse may have certain continuation rights that he or she may elect to exercise for the contract’s death benefit and any joint-life coverage under a living benefit. All contract provisions relating to spousal continuation are available only to a person who meets the definition of “spouse” under federal law. U.S. Treasury Department regulations provide that for federal tax purposes, the term “spouse” does not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship that is not denominated as a marriage under the laws of the state where the relationship was entered into, regardless of domicile. As a result, if a beneficiary of a deceased owner and the owner were parties to such a relationship, the beneficiary will be required by federal tax law to take distributions from the contract in the manner applicable to non-spouse beneficiaries and will not be able to continue the contract. Please consult your tax and/or legal adviser for further information about this subject.

Changes in Taxation

Although the likelihood of legislative changes and tax reform is uncertain, there is always the possibility that the tax treatment of the contract could change by legislation or other means.  It is also possible that any change could be retroactive (i.e., effective before the date of the change).  You should consult a tax and/or legal adviser with respect to legislative developments and their effect on the contract.

Taxation of Company

We are taxed as a life insurance company under the Tax Code.  We own all assets supporting the contract obligations. Any income earned on such assets is considered income to the Company. We do not intend to make any provision or impose a charge under the contracts with respect to any tax liability of the Company other than state premium taxes.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses in connection with issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, are as follows (except for the Securities and Exchange Commission Registration Fees, all amounts shown are estimates):

Securities and Exchange Commission Registration Fees	$1 47 . 6 0
Federal Taxes	$0
State Taxes and Fees	$0
Trustees’ and Transfer Agents’ Fees	$0
Printing and Engraving	$0
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$0
Engineering Fees	$0
Total Expenses	$5,1 47 . 6 0

Item 15. Indemnification of Directors and Officers

Section 33-779 of the Connecticut General Statutes (“CGS”) provides that a corporation may provide indemnification of or advance expenses to a director, officer, employee or agent only as permitted by Sections 33-770 to 33-778, inclusive, of the CGS.  Reference is hereby made to Section 33-771(e) of the CGS regarding indemnification of directors and Section 33-776(d) of CGS regarding indemnification of officers, employees and agents of Connecticut corporations.  These statutes provide in general that Connecticut corporations incorporated prior to January 1, 1997 shall, except to the extent that their certificate of incorporation expressly provides otherwise, indemnify their directors, officers, employees and agents against “liability” (defined as the obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding) when (1) a determination is made pursuant to Section 33-775 that the party seeking indemnification has met the standard of conduct set forth in Section 33-771 or (2) a court has determined that indemnification is appropriate pursuant to Section 33-774.  Under Section 33-775, the determination of and the authorization for indemnification are made (a) by two or more disinterested directors, as defined in Section 33-770(3); (b) by special legal counsel; (c) by the shareholders; or (d) in the case of indemnification of an officer, agent or employee of the corporation, by the general counsel of the corporation or such other officer(s) as the board of directors may specify.  Also, Section 33-772 with Section 33-776 provide that a corporation shall indemnify an individual who was wholly successful on the merits or otherwise against reasonable expenses incurred by him in connection with a proceeding to which he was a party because he is or was a director, officer, employee, or agent of the corporation.  Pursuant to Section 33-771(d), in the case of a proceeding by or in the right of the corporation or with respect to conduct for which the director, officer, agent or employee was adjudged liable on the basis that he received a financial benefit to which he was not entitled, indemnification is limited to reasonable expenses incurred in connection with the proceeding against the corporation to which the individual was named a party.

A corporation may procure indemnification insurance on behalf of an individual who is or was a director of the corporation.  Consistent with the laws of the State of Connecticut, Voya Financial, Inc. maintains Professional Liability and Fidelity bond, Employment Practices liability and Network Security insurance policies issued by an international insurer.  The policies cover Voya Financial, Inc. and any company in which Voya Financial, Inc. has a controlling financial interest of 50% or more.  The policies cover the funds and assets of the principal underwriter/depositor under the care, custody and control of Voya Financial, Inc. and/or its subsidiaries.  The policies provide for the following types of coverage: Errors and Omissions/Professional Liability, Employment Practices liability and Fidelity/Crime (a.k.a. “Financial Institutional Bond”) and Network Security (a.k.a. “Cyber/IT”).

Section 20 of the Voya Financial Partners, LLC Amended and Restated Limited Liability Company Agreement executed as of June 30, 2016 provides that Voya Financial Partners, LLC will indemnify certain persons against any loss, damage, claim or expenses (including legal fees) incurred by such person if he is made a party or is threatened to be made a party to a suit or proceeding because he was a member, officer, director, employee or agent of Voya Financial Partners, LLC, as long as he acted in good faith on behalf of Voya Financial Partners, LLC and in a manner reasonably believed to be within the scope of his authority. An additional condition requires that no person shall be entitled to indemnity if his loss, damage, claim or expense was incurred by reason of his gross negligence or willful misconduct. This indemnity provision is authorized by and is consistent with Title 8, Section 145 of the General Corporation Law of the State of Delaware.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

Exhibits:

(1)(i)
 Principal Underwriting Agreement, effective as of the 17th day of November, 2006, by and between ING Life Insurance and Annuity Company, on its own behalf and on behalf of other Accounts (as defined therein), and ING Financial Advisers, LLC.

(4)(i)	Single Premium Deferred Modified Guaranteed Annuity Contract (IU-IA-3096)
(4)(ii)	IRA Endorsement (IU-RA-4021)
(4)(iii)	Roth IRA Endorsement (IU-RA-4022)
(4)(iv)	Single Premium Deferred Modified Guaranteed Annuity Application (153740)(12/14/2009)
(4)(v)	Single Premium Deferred Modified Guaranteed Annuity Application (153740) (02/01/2010)
(5)	Opinion re: Legality.
(23)(i)	Consent of Independent Registered Public Accounting Firm.
(23)(ii)	Consent of Legal Counsel (included in Exhibit (5) above).
(24)(i)	Powers of Attorney (included on the Signature Page of this Registration Statement).

Exhibits other than those listed above are omitted because they are not required or are not applicable.

Item 17. Undertakings

The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:

(a) Rule 415 offerings:
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)(ii)
That for, the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of  any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Filings incorporating subsequent Exchange Act documents by reference:  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Request for Acceleration of Effective Date:  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Windsor, State of Connecticut, on this 17th day of April, 2024.

By:	VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY
(Depositor

By:	/s/ Robert L. Grubka
Robert L. GrubkaPresident (principal executive officer)

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby constitutes and appoints Andrea Nelson such person’s true and lawful attorneys and agents with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign for such person and in such person’s name and capacity indicated below, any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney(s) to any and all amendments (pre-effective and post-effective amendments).

Signature	Title	Date

/s/ Robert L. Grubka	Director and President	3/18/2024
Robert L. Grubka	(principal executive officer)

/s/ Mona M. Zielke	Director	3/23/2024
Mona M. Zielke

/s/ Michael R. Katz	Director and Chief Financial Officer	3/13/2024
Michael R. Katz	(principal executive officer)

/s/ Francis G. O’Neill	Director	3/10/2024
Francis G. O’Neill

/s/ Amelia J. Vaillancourt	Director	3/14/2024
Amelia J. Vaillancourt

/s/ Youssef A. Blal	Director	3/15/2024
Youssef A. Blal

/s/ Tony D. Oh	Chief Accounting Officer	3/12/2024
Tony D. Oh	(principal accounting officer)
/s/ Neha V. Jain	Director	3/28/2024
Neha V. Jain

VARIABLE ANNUITY ACCOUNT C EXHIBIT INDEX

Exhibit No.	Exhibit

16(1)(i)
Principal Underwriting Agreement, effective as of the 17th day of November, 2006, by and between ING Life Insurance and Annuity Company, on its own behalf and on behalf of other Accounts (as defined therein), and ING Financial Advisers, LLC

16(4)(i)	Single Premium Deferred Modified Guaranteed Annuity Contract (IU-IA-3096)

16(4)(ii)	IRA Endorsement (IU-RA-4021)

16(4)(iii)	Roth IRA Endorsement (IU-RA-4022)

16(4)(iv)	Single Premium Deferred Modified Guaranteed Annuity Application (153740)(12/14/2009)

16(4)(v)	Single Premium Deferred Modified Guaranteed Annuity Application (153740) (02/01/2010)

16(5)	Opinion re: Legality.

16(23)(i)	Consent of Independent Registered Public Accounting Firm.

16(23)(ii)	Consent of Legal Counsel (included in Exhibit (5) above).

16(24)(i)	Powers of Attorney (included on the Signature Page of this Registration Statement).